As filed with the Securities and Exchange Commission on September 14, 2007 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA WATER AND DRINKS INC.
(Name of Small Business Issuer in its Charter)

Nevada	2086
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)

18th Floor, Development Centre Building
Ren Min Nan Road, Shenzhen
People’s Republic of China 58001
+86 755-25526332

(Address and Telephone Number of Principal Executive Offices
and Principal Place of Business)

Chen Xing Hua, Chief Executive Office
China Water and Drinks, Incr
18th Floor, Development Centre Building
Ren Min Nan Road, Shenzhen
People’s Republic of China 58001
+86 755-25526332

(Name, Address and Telephone Number of Agent for Service)

With a copies to:
Mitchell S. Nussbaum, Esq.
Angela M. Dowd, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000
Facsimile (212) 407-4990

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

If this Form is filed to register securities for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.001 per share	22,388,061	$8.90	$199,253,743	$6,118

_________

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the closing sale price on September 10, 2007, as reported by the OTC Bulletin Board.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the Registrant is also registering such additional indeterminate number of shares as may become necessary to adjust the number of shares issued by us to the Selling Stockholder under anti-dilution provisions as a result of a stock split, stock dividend or similar adjustment of its outstanding common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2007

PRELIMINARY PROSPECTUS

22,388,061 SHARES OF COMMON STOCK

CHINA WATER AND DRINKS INC.
This prospectus relates to the resale of 22,388,061 shares of our common stock being offered by the Selling Stockholders identified in this prospectus (the “Shares”).

We will not receive any of the proceeds from the sale of Shares by the Selling Stockholders. See “Use of Proceeds.”

We have agreed to pay the expenses in connection with the registration of these shares.

Our common stock is quoted on the OTC Bulletin Board (“OTCBB”) under the trading symbol “CWDK.” The last reported bid price for our common stock on the OTCBB on September 10, 2007 was $8.90 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK BEFORE PURCHASING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                                , 2007

SUMMARY

This summary highlights material information about us that is described more fully elsewhere in this prospectus. It may not contain all of the information that you find important. You should carefully read this entire document, including the “Risk Factors” section beginning on page 5 of this prospectus and our financial statements and their related notes to those statements appearing elsewhere in this prospectus before making a decision to invest in our common stock. As used herein, unless the context otherwise requires, references to “we,” “us,” “CWDK,” “the Company” or “our Company” refer to the business of Olympic Financial Trading Company Ltd. (“Olympic”) before the Share Exchange (as defined below) and to the Registrant and its consolidated subsidiaries after the Share Exchange. The term “Registrant” refers to China Water and Drinks, Inc., formerly known as Ugods, Inc.

Our Company

We operate bottled water production plants through six subsidiaries in the cities of Guangzhou (Guangdong Province), Zhanjiang (Guangdong Province), Changchun (Jilin Province), Fexian (Shandong Province), Nanning (Guangxi Province) and Shenyang (Liaoning Province). Our current production capacity is 890 million liters and is expected to be 1170 million liters at the end of 2007. In 2006, we produced 175 million bottles of purified water with a total volume of 650 million liters, constituted approximately 4% of total bottled water consumption in China. In 2006, our total revenue was US$35.7 million and our net profit was US$8.8 million.

Our principal executive offices are located at 18th Floor, Development Centre Building, Ren Min Nan Road, Shenzen, People’s Republic of China 58001. Our telephone number at that address is +86-755-25526332. Our corporate website is www.cwnd.net. Information contained on or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

Background

We were incorporated in the State of Nevada on February 8, 2005 as Ugods, Inc. for the purpose of pursuing mining opportunities in Canada. We were considered an exploration stage company. During February of 2005 we acquired interests in 14 mining claims registered with the district office in Atlin, B.C. Canada and an additional nine claims were acquired in November 2006.

Beginning in February, 2007, we entered into a series of agreements with various individuals and entities which ultimately resulted in a change in our business direction. On February 12, 2007, certain individuals and entities purchased a total of 9,503,200 shares of the Company’s common stock, representing 93.83% of the Company’s then issued and outstanding common stock from Alexander Long for a purchase price of $533,925. On February 13, 2007, and February 16, 2007, we entered into (i) the Agreement for Share Exchange among the Company, Guangdong Taoda Beverage Company Limited (“Guangdong Taoda”) and Xu Hong Bin, the sole shareholder of Guangdong Taoda, dated as of February 13, 2007 and (ii) the Agreement for Share Exchange among the Company and Zhanjiang Taoda Drink Co. Limited, Changchun Taoda Beverage Co. Limited and Shandong Olympic Forward Drink Co. Limited (collectively, the “Taoda Group”) and Xu Hong Bin, the sole shareholder of Taoda Group, dated as of February 16, 2007 (such agreements shall be collectively referred to herein as the “Initial Share Exchange Agreements”) for the purpose of acquiring all of the issued and outstanding shares of Guangdong Taoda and the Taoda Group. Guangdong Taoda and the entities comprising the Taoda Group collectively own four water production plants.

On May 1, 2007, we caused to be formed a corporation under the laws of the State of Nevada called China Water and Drinks Inc. (“Merger Sub”) and on May 2, 2007, we acquired one hundred shares of Merger Sub’s common stock for cash. As such, Merger Sub became our wholly-owned subsidiary. On May 14, 2007, Merger Sub was merged with and into us. As a result of the merger, our corporate name was changed to “China Water and Drinks Inc.” We were the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in our directors, officers, capital structure or business.

On May 11, 2007, we entered into an Amended and Restated Share Exchange Agreement (the “Amended Share Exchange Agreement”) with Gain Dynasty Investments Limited (“Gain Dynasty”) and Mr. Xu Hong Bin, the sole shareholder of Gain Dynasty. The Amended Share Exchange Agreement amended, restated, combined superseded each of the Initial Share Exchange Agreements. Pursuant to the Amended Share Exchange Agreement, we agreed to issue to Xu Hong Bin, a total of 59,872,000 shares of our Common Stock in exchange for all of the issued and outstanding shares of Gain Dynasty (the “Share Exchange”). Gain Dynasty is the owner of 100% of the issued and outstanding shares of Olympic Forward Trading Company Limited (“Olympic”). Olympic is the owner of 100% of the issued and outstanding shares of Guangdong Taoda and the entities comprising the Taoda Group. On May 30, 2007, we consummated the Share Exchange, pursuant to which Gain Dynasty became our direct wholly owned subsidiary and Olympic, Guangdong Taoda and the entities comprising the Taoda Group became our indirectly wholly owned subsidiaries.

On June 15, 2007, in exchange for 1,523,578 shares of our common stock and cash equal to $5,332,522, we acquired 100% of the outstanding equity of a bottled water production company located at Nanning City, Guangxi Province (“Nanning”) by acquiring Pilpol (HK) Biological Limited (“Pilpol”), Nanning’s parent. Nanning’s production plant produces bottled water in bottle sizes ranging from 350 ml to 1,500 ml as well as an 18.9 liter bottle. Nanning has two production lines with a capacity of 160 million liters of bottled water per year. Nanning’s major market is the Guangxi Provice and the southwest part of China.

On August 24, 2007, we acquired 66.67% of outstanding equity of a bottled water production company located at Shenyang City, the Liaoning Province of PRC (“Shenyang” ) in exchange for cash equal to $1,060,000 and 177,300 shares of our common stock. Shenyang produces and markets its own branded bottled water in Shenyang City and cities nearby in the Liaoning Province. Shenyang has an annual production capacity of 80 million liters currently. We plan to increase Shenyang’s production capacity reaching 160 million liters annually.

On August 31, 2007, we entered into a Stock Purchase Agreement shareholders of Hutton Holdings Corporation, a Nevada corporation (“Hutton”) to purchase approximately 48% of the outstanding equity of Hutton through a purchase of an aggregate of 11,000,000 shares of common stock, $0.001 par value of Hutton and 5,000,000 shares of preferred stock of Hutton, each of which shares of preferred stock is convertible into five shares of common stock of Hutton. The consideration we paid for the transaction was $9,000,000 in cash and 2,133,333 shares of our common stock. The transactions contemplated by the Stock Purchase Agreement were consummated as of August 31 , 2007. Hutton’s major business includes the manufacturing of PET injection molding machinery and PET bottle blowing equipments, injection and bottle blowing molding production and the supply of plastic bottles to drinks companies, pharmaceutical companies and beverage packaging companies.

Financing Transaction

On June 4, 2006, the Company consummated the sale of 4,477,612 shares of its Series A Convertible Preferred Stock, par value $.001 per share (“Series A Preferred Stock”) to certain investors (the “Investors”) for gross proceeds of $30,000,000. Each share of Series A Preferred Stock was convertible into five shares of the Company’s common stock (the “Share Sale”). On July 12, 2007, all of the outstanding shares of Series A Preferred Stock were converted into 22,388,061 shares of common stock.

In connection with the Share Sale, the Company entered into a Registration Rights Agreement with the Investors and agreed to file, within 90 days of the closing date of the Stock Sale, a registration statement registering for resale the 22,388,061 shares of common stock issuable upon conversion of the Series A Preferred Stock. On August 24, 2007, a majority of the Investors consented to extend the deadline for the filing of the registration statement until September 14, 2007. The registration statement of which this prospectus forms a part is being filed to fulfill the Company’s obligations under the Registration Rights Agreement.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form SB-2 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These include statements about the Company’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “the Company believes,” “management believes” and similar words or phrases. The forward-looking statements are based on the Company’s current expectations and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

THE OFFERING

Common stock being offered by Selling Stockholders	Up to 22,388,061 shares

OTCBB Symbol	CWDK

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

Risks Related to Our Business

Our expansion strategy may not be proven successful.

One of our key strategies to grow our business is to aggressively expand our production capacity and distribution channels. We will need to engage in various forms of capacity expansion activities at corporate level, and of promotional and marketing activities at operational level in order to carry out our plans. Therefore, the Company’s proposed operations are subject to all of the risks inherent in the unforeseen costs and expenses, challenges, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the bottled water industry in general. Despite our best efforts, we may never overcome these obstacles to financial success. There can be no assurance that the Company’s efforts will be successful or result in revenue or profit, or those investors will not lose their entire investment

We rely on distributors to sell our products. Any delays in delivery or poor handling by distributors and third party transport operators may affect our sales and damage our reputation.

We sell our own brand “Darcunk” through distributors. We rely on these distributors for the distribution of our products. The distribution service provided by these distributors could be suspended and the supply of our products to retailers could be interrupted in the case of unforeseen events. Delivery disruptions may occur for various reasons beyond our control, including poor handling by distributors or third party transport operators, transportation bottlenecks, natural disasters and labor strikes.  Poor handing by distributors and third-party transport operators could also result in damage to our products. If our products are not delivered to retailers on time, or are delivered damaged, we could lose business and our reputation could be harmed.

Supplying bottled water to beverage and service companies constitutes a major portion of our revenue. Any delays in delivery may affect our sales, damage our relationships with our customers and even cause us to incur penalties.

Sales made to beverage and service companies account for a significant portion of our total sales, especially at the beginning stages of our newly built plants. At the same time, the aggregate market demand for our product has also increased rapidly. While our production capacity is reaching to the limit of our production capacity, it is more and more of a difficult task for us to balance between production of our own brand and producing for branded beverage and drinks companies. If we fail in delivering products to those companies on time, we may risk damaging our long-term relationships with these customers.

Our results of operations may fluctuate due to seasonality.

Our sales are subject to seasonality factors. For example, we typically experience higher sales of bottled water in summer time in coastal cities while the sales remain constant throughout the entire year in some inland cities. In general, we believe our sales will be higher in the second and third quarters of the year when the weather is hot and dry, and lower in the first and fourth quarters of the year when the weather is cold and wet. Sales peak during the months from June to September. Sales can also fluctuate during the course of a financial year for a number of other reasons, including weather conditions and the timing of advertising and promotional campaigns. As a result of these reasons, our operating results may fluctuate. In addition, the seasonality of our results may be affected by other unforeseen circumstances, such as production interruptions. Due to these fluctuations, comparison of sales and operating results between periods within a single year, or between periods in different financial years, are not necessarily meaningful and may not present a meaningful indication of our performance.

There could be a shortage of raw materials, if governments put a water supply limit on bottled water producers.

We depend mainly on municipal water supplies to provide us with water as raw material.  It is possible that municipal governments could put usage limits on bottled water producers such as in situations when water reserves for their cities are low.  Our income and profits could be highly impaired if such limits are imposed.

Increases in raw material prices that we are not able to pass on to our Customers would reduce our profit margins.

The principal raw materials we use in our production, including bottle containers, caps and packaging materials, are subject to a high degree of price volatility caused by external conditions like price fluctuations of PET raw materials-the byproducts of oil, which account for a significant portion of our product cost. We cannot guarantee that the price we pay for our raw materials will be stable in the future. Price changes to our raw materials may result in unexpected increases in production, packaging and distribution costs, and we may be unable to increase the prices of our final products to offset these increased costs and therefore may suffer a reduction to our profit margins. We do not currently hedge against changes in our raw material prices.

We face increasing competition from both domestic and foreign companies, which may affect our market share and profit margin.

The bottled water industry in China is highly competitive, and we expect it to be more competitive in the future. Currently, there are more than 3,000 water brands in China, including domestic and foreign-invested enterprises. Our ability to compete against these enterprises is, to a significant extent, dependent on our ability to distinguish our products from those of our competitor by providing high quality products at reasonable prices that appeal to consumers’ tastes and preferences. Some of our competitors may have been in business longer than we have, may have substantially greater financial and other resources than we have and may be better established in their markets. Our competitors in any particular market may also benefit from raw material sources or production facilities that are closer to such markets, which provide them with competitive advantages in terms of costs and proximity to consumers.

We cannot assure you that our current or potential competitors will not provide products comparable or superior to those we provide or adapt more quickly than we do to evolving industry trends or changing market requirements. It is also possible that there will be significant consolidation in the bottled water industry among our competitors, alliances may develop among competitors and these alliances may rapidly acquire significant market share, and some of our distributors may commence production of products similar to those we sell to them. Furthermore, competition may lead competitors to substantially increase their advertising expenditures and promotional activities or to engage in irrational or predatory pricing behavior. We also cannot assure you that third parties will not actively engage in activities, whether legal or illegal, designed to undermine our brand name and product quality or to influence consumer confidence in our product. Increased competition may result in price reductions, reduced margins and loss of market share, any of which could materially adversely affect our profit margin. We cannot assure you that we will be able to compete effectively against current and future competitors.

Changes in the existing laws and regulations or additional or stricter laws and regulations on environmental protection in China may cause us to incur significant capital expenditures, and we cannot assure that we will be able to comply with any such laws and regulations.

We carry on our business in an industry that is subject to PRC environmental protection laws and regulations. These laws and regulations require enterprises engaged in manufacturing and construction that may cause environmental waste to adopt effective measures to control and properly dispose of waste gases, waste water, industrial waste, dust and other environmental waste materials, as well as fee payments from producers discharging waste substances. Fines may be levied against producers causing pollution. If failure to comply with such laws or regulations results in environmental pollution, the administrative department for environmental protection can levy fines. If the circumstances of the breach are serious, it is at the discretion of the central government of the PRC including all governmental subdivisions to cease or close any operation failing to comply with such laws or regulations. There can also be no assurance that we will be able to comply with such laws or regulations. There can also be no assurance that the PRC government will not change the existing laws or regulations or impose additional or stricter laws or regulations, compliance with which may cause us to incur significant capital expenditure, which we may be unable to pass on to our customers through higher prices for our products.

Changes in existing PRC food hygiene laws may cause us to incur additional costs to comply with the more stringent laws and regulations, which could have an adverse impact on our financial position.

Manufacturers within the China bottled water industry are subject to compliance with PRC food hygiene laws and regulations. These food hygiene laws require all enterprises engaged in the production of bottled water to obtain a hygiene license for each of their production facilities. They also set out hygiene standards with respect to food processing, packaging and containers, information to be disclosed on packaging as well as hygiene requirements of food production and sites, facilities and equipment used for the transportation and sale of food. Failure to comply with PRC food hygiene laws may result in fines, suspension of operations, loss of hygiene licenses and, in more extreme cases, criminal proceedings against an enterprise and its management. Although we are in compliance with current food hygiene laws, in the event that the PRC government increases the stringency of such laws, our production and distribution costs may increase, and we may be unable to pass these additional costs on to our customers.

The outbreak of any severe contagious diseases in China, if uncontrolled, could adversely affect our results of operations.

The outbreak of any severe communicable disease in China, if uncontrolled, could adversely affect the overall business sentiments and environment in China, which in turn may lead to slower overall gross domestic product growth in China. As our sales are currently derived from our Chinese operations, any contraction or slow down in the growth of the gross domestic product of China may adversely affect our financial condition, results of operations and future growth. In addition, if any of our employees are infected or affected by any severe communicable diseases outbreak, it could adversely affect or disrupt our production at the relevant production facility and adversely affect our business operations as we may be required to close our production facilities to prevent the spread of the disease. The spread of any severe communicable disease in China may also affect the operations of our distributors and suppliers, causing delivery disruptions which could in turn adversely affect our operating results and share price.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and administrative, operational, and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We rely on key executive officers. Their knowledge of our business and technical expertise would be difficult to replace.

We were founded in 1996 by Mr. Xu Hong Bin, the general manager of Olympic Forward Trading Company Limited. Since then, Mr. Xu Hong Bin and our highly experienced senior management team have developed us into a large scale bottled water production company. Mr. Xu, together with other senior management, has been the key driver of our strategy and has been fundamental to our achievements to date. The successful management of our business is, to a considerable extent, dependent on the services of Mr. Xu Hong Bin and other senior management. The loss of the services of any key management employee or failure to recruit a suitable or comparable replacement could have a significant impact upon our ability to manage our business effectively and our business and future growth may be adversely affected.

Risks Associated With This Offering

The concentrated ownership of our common stock may have the effect of delaying or preventing a change in control of our Company.

Our directors, officers, key personnel and their affiliates as a group beneficially own a majority of our outstanding common stock. As a result, these stockholders will be able to continue to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of mergers, acquisitions and other significant corporate transactions. Please read “Security Ownership of Certain Beneficial Owners and Management".

We are subject to the reporting requirements of federal securities laws, which can be expensive.

We are a public reporting company in the U.S. and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if we remained a privately-held company. In addition, we will incur substantial expenses in connection with the preparation of the Registration Statement of which this Prospectus forms a part and related documents.

Because we became public by means of a “reverse merger”, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we will become public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our Company in the future.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly.

Although individual members of our management team have experience as officers of publicly-traded companies, much of that experience came prior to the adoption of the Sarbanes-Oxley Act of 2002. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by Sarbanes-Oxley. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with Sarbanes-Oxley’s internal controls requirements, we may not be able to obtain the independent accountant certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

When this Registration Statement becomes effective, there will be a significant number of shares of common stock eligible for sale, which could depress the market price of such stock.

Following the effective date of this Registration Statement, a large number of shares of common stock will become available for sale in the public market, which could harm the market price of our stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well. In general, a person who has held restricted shares for a period of one year may, upon filing a notification with the SEC on Form 144, sell common stock into the market in an amount equal to the greater of one percent of the outstanding shares or the average weekly trading volume during the last four weeks prior to such sale.

There is not now, and there may not ever be, an active market for our common stock.

There currently is no market for our common stock. Further, although our common stock may be quoted on the OTC Bulletin Board, trading of our common stock may be extremely sporadic. For example, several days may pass before any shares may be traded. There can be no assurance that a more active market for the common stock will develop.

We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange.

We plan to list our common stock on the American Stock Exchange or the NASDAQ Global Capital Market as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of either of those or of any other stock exchange, or that it will be able to maintain any such listing. Until the common stock is listed on an exchange, we expect that it would be eligible to be quoted on the OTC Bulletin Board, another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

There may be issuances of shares of preferred stock in the future.

Although we currently do not have any preferred shares outstanding, the board of directors could authorize the issuance of a series of preferred stock that would grant holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends would be declared to common stockholders, and the right to the redemption of such shares, possibly together with a premium, prior to the redemption of the common stock. To the extent that we do issue preferred stock, the rights of holders of common stock could be impaired thereby, including without limitation, with respect to liquidation.

We have never paid dividends.

We have never paid cash dividends on our common stock and do not anticipate paying any for the foreseeable future.

Risks relating to doing business in China

Substantially all of our business assets are located in China, and substantially all of our sales is derived from China. Accordingly, our results of operations, financial position and prospects are subject to a significant degree to the economic, political and legal development in China.

We derive a substantial portion of ours sales from China

Substantially all of our sales are generated from China. We anticipated that sales of our products in China will continue to represent a substantial proportion of our total sales in the near future. Any significant decline in the condition of the PRC economy could adversely affect consumer buying power and reduce consumption of our products, among other things, which in turn would have a material adverse effect on our business and financial condition.

Our inability to diversify our operations may subject us to economic fluctuations within our industry.

Our limited financial resources reduce the likelihood that we will be able to diversify our operations. Our probable inability to diversify our activities into more than one business area will subject us to economic fluctuations within the bottled water industry and therefore increase the risks associated with operating in the bottled water industry.

Because our assets and operations are located outside the United States and a majority of our officers and directors are non-United States citizens living outside of the United States, investors may experience difficulties in attempting to enforce judgments based upon United States federal securities laws against us and our directors. United States laws and/or judgments might not be enforced against us in foreign jurisdictions.

All of our operations are conducted through a subsidiary corporation organized and located outside of the United States, and all the assets of our subsidiaries are located outside the United States. In addition, all of our officers and directors are foreign citizens. As a result, it may be difficult or impossible for U.S. investors to enforce judgments made by U.S. courts for civil liabilities against our operating entities or against any of our individual directors or officers. In addition, U.S. investors should not assume that courts in the countries in which our subsidiary is incorporated or where the assets of our subsidiary are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiary based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiary based upon these laws.

We may not continue to receive the preferential tax treatment we currently enjoy, and dividends paid to us from our operations in China may become subject to income tax.

The rate of income tax on companies in China may vary depending on the availability of preferential tax treatment or subsidies based on their industry or location. The current maximum corporate income tax rate is 33%. Under current PRC law, a foreign-invested enterprise shall enjoy preferential enterprise income tax treatment in the PRC. A full exemption from PRC enterprise income tax applies in the first and second years a profit is made and a 50% from PRC enterprise income tax applies in the third, fourth and fifth years. Certain of our subsidiaries enjoy tax concessions due to their status as foreign-invested enterprises. However, PRC government promulgated on March 16, 2007 the Enterprise Income Tax Law that will be effective as of January 1, 2008. Pursuant to the new law, the enterprise income tax of 25% shall be apply to any enterprise, in which case the foreign-invested enterprise shall not enjoy the preferential tax treatment as before. Any loss or substantial reduction of the tax benefits enjoyed by us would reduce our net profit.

Weakened political relations between the U.S. and China could make us less attractive.

The relationship between the United States and China is subject to sudden fluctuations and periodic tension. Changes in political conditions in China and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations, future business plans and profitability.

The economy of China has been experiencing unprecedented growth, which could be curtailed if the government tries to control inflation by traditional means of monetary policy or its return to planned-economy policies, any of which would have an adverse effect on the company.

The rapid growth of the Chinese economy has led to higher rates of inflation. Government attempts to control inflation may adversely affect the business climate and growth of private enterprise. In addition, our profitability may be adversely affected if prices for our products rise at a rate that is insufficient to compensate for the rise in our costs and expenses.

Our ability to implement our planned development is dependent on many factors, including the ability to receive various governmental permits.

In accordance with PRC laws and regulations, we are required to maintain various licenses and permits in order to operate our business at each of our production facilities including, without limitation, hygiene permits and industrial products production permits. We are required to comply with applicable hygiene and food safety standards in relation to our production processes. Our premises and transportation vehicles are subject to regular inspections by the regulatory authorities for compliance with the Detailed Rules for Administration and Supervision of Quality and Safety in Food Producing and Processing Enterprises. Failure to pass these inspections, or the loss of or suspend some or all of our production activities, which could disrupt our operations and adversely affect our business.

The Company faces the risk that changes in the policies of the Chinese government could have a significant impact upon our ability to sustain our growth and expansion strategies.

Since 1978, the PRC government has promulgated various reforms of its economic system and government structure. These reforms have resulted in significant economic growth and social progress for China in the last two decades. Many of the reforms are unprecedented or experimental, and such reforms are expected to be modified from time to time. Although we can not predict whether changes in China’s political, economic and social conditions, laws, regulations and policies will have any materially adverse effect on our current or future business, results of operation or financial condition.

Our ability to continue to expand our business is dependent on a number of factors, including general economic and capital market conditions in China and credit availability from banks and other lenders in China. Recently, the PRC government has implemented various measures to control the rate of economic growth and tighten its monetary policies. Slower economic growth rate may in turn have an adverse effect on our ability to sustain the growth rate we have historically achieved due to the aggregate market demand for consumer goods like bottled water.

Changes in the conversion rate between the Renminbi and foreign currencies, such as the United States dollar may adversely affect our profits.

We conduct our business utilizing Chinese Renminbi as well as United States dollars and other currencies. The Renminbi (“RMB”) is not a freely convertible currency. The State Administration for Foreign Exchange, under authority of the People’s Bank of China controls the conversion of Renminbi into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange trading system market. Neither we nor our subsidiaries have a formal hedging policy with respect to foreign exchange exposure. In the future, we may hedge exchange transactions after considering the foreign currency amount, exposure period and the transaction costs.

Chinese foreign exchange controls may limit our ability to utilize the revenues of our Chinese subsidiaries effectively and receive dividends and other payments from our Chinese subsidiaries.

Our operating subsidiaries are subject to Chinese rules and regulations on currency conversion. The Chinese government regulates the conversion of the RMB into foreign currencies. Currently, foreign investment enterprises, are required to apply for authority (renewed annually) to open foreign currency accounts governing conversion for payment of dividends, limited capital items such as direct investments, loans and issuances of securities, some of which may be effected with governmental approval, while others require authorization.

The ability of our operating subsidiaries to remit funds to us may be limited by these restrictions. There can be no assurance that the relevant regulations in China will not be amended so as to adversely affect the ability of our operating subsidiaries to remit funds to us.

Failure to comply with the State Administration of Foreign Exchange regulations relating to the establishment of offshore special purpose companies by PRC residents may adversely affect our business operations.

On October 21, 2005, the State Administration of Foreign Exchange issued a new public notice which became effective on November 1, 2005. The notice requires PRC residents to register with the local State Administration of Foreign Exchange branch before establishing or controlling any company, referred to in the notice as a “special purpose offshore company”, outside of China for the purpose of capital financing. PRC residents who are shareholders of a special purpose offshore company established before November 1, 2005 were required to register with the local State Administration of Foreign Exchange Branch. Our beneficial owners need to comply with the relevant the State Administration of Foreign Exchange requirements in all material respects in connection with our investments and financing activities. If such beneficial owners fail to comply with the relevant the State Administration of Foreign Exchange requirements, such failure may subject the beneficial owners to fines and legal sanctions and may also adversely affect our business operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by our Selling Stockholders. The proceeds from the sale of each Selling Stockholder’s Shares will belong to that Selling Stockholder.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our consolidated financial data and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth elsewhere in this prospectus. The selected financial data for our operating subsidiary, Olympic Forward Trading Company Limited, presented below for the fiscal years ended December 31, 2005 and 2006 are derived from financial statements audited by Madsen & Associates CPA’s, Inc., an independent accounting firm, and should be read in conjunction with the audited consolidated financial statements and notes thereto, set forth elsewhere in this prospectus. The selected financial data for the six months ended June 30, 2007 are derived from our unaudited consolidated financial statements, and notes thereto, set forth elsewhere in this prospectus.

	Year Ended December 31, 2006	Year Ended December 31, 2005	Six Months Ended June 30, 2007
STATEMENT OF OPERATIONS DATA			(Unaudited)
Revenues, net	$35,700,410	$27,680,196	$18,715,377
Net income	8,815,446	6,969,121	5,613,855

	December 31, 2006	December 31, 2005	June 30, 2007
BALANCE SHEET DATA			(Unaudited)
Working Capital	$1,594,955	$6,078,383	$35,925,781
Total Current Assets	18,386,058	12,875,704	58,508,253
Total Current Liabilities	16,791,103	6,797,321	22,582,472
Total Stockholders’ Equity	9,108,032	10,137,845	46,852,884

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Except for the historical information contained herein, the matters discussed in this “MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION,” and elsewhere in this report are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “RISK FACTORS,” as well as any cautionary language in this report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this report. The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus and in conjunction with our “SELECTED CONSOLIDATED FINANCIAL DATA”:

NOTE REGARDING FORWARD-LOOKING STATEMENTS

You should read the following discussion together with the more detailed business information and consolidated financial statements and related notes that appear elsewhere in this prospectus. This prospectus may contain certain “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by our use of words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative or other variations of these words, or other comparable words or phrases. This information involves risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in “RISK FACTORS”.

CORPORATE OVERVIEW

We were incorporated in the State of Nevada on February 8, 2005 as Ugods, Inc. for the purpose of pursuing mining opportunities in Canada. We were considered an exploration stage company. During February of 2005 we acquired interests in 14 mining claims registered with the district office in Atlin, B.C. Canada and an additional nine claims were acquired in November 2006.

Beginning in February, 2007, we entered into a series of agreements with various individuals and entities which ultimately resulted in a change in our business direction. On February 12, 2007, certain individuals and entities purchased a total of 9,503,200 shares of the Company’s common stock, representing 93.83% of the Company’s then issued and outstanding common stock from Alexander Long for a purchase price of $533,925. On February 13, 2007, and February 16, 2007, we entered into (i) the Agreement for Share Exchange among the Company, Guangdong Taoda Beverage Company Limited (“Guangdong Taoda”) and Xu Hong Bin, the sole shareholder of Guangdong Taoda, dated as of February 13, 2007 and (ii) the Agreement for Share Exchange among the Company and Zhanjiang Taoda Drink Co. Limited, Changchun Taoda Beverage Co. Limited and Shandong Olympic Forward Drink Co. Limited (collectively, the “Taoda Group”) and Xu Hong Bin, the sole shareholder of Taoda Group, dated as of February 16, 2007 (such agreements shall be collectively referred to herein as the “Initial Share Exchange Agreements”) for the purpose of acquiring all of the issued and outstanding shares of Guangdong Taoda and the Taoda Group. Guangdong Taoda and the entities comprising the Taoda Group have four water production plants.

On May 11, 2007, we entered into the Amended Share Exchange Agreement (“Exchange Agreement”) with Gain Dynasty and Xu Hong Bin, the sole shareholder of Gain Dynasty. The Amended Exchange Agreement amended, restated, combined and superseded each of the Initial Share Exchange Agreements. Pursuant to the Amended Exchange Agreement we agreed to acquire 100% of the equity of Gain Dynasty in exchange for 59,872,000 shares of our common stock (the “Share Exchange”).

On May 14, 2007, we changed our name to China Water and Drinks, Inc. through a merger with our wholly-owned subsidiary.

On May 30, 2007, we consummated the Share Exchange, pursuant to which Gain Dynasty became our direct wholly owned subsidiary and Olympic, Guangdong Taoda and the entities comprising the Taoda Group became our indirectly wholly owned subsidiaries.

On June 15, 2007, in exchange for 1,523,578 shares of our common stock and cash equal to $5,332,522, we acquired 100% of the outstanding equity of a bottled water production company located at Nanning City, Guangxi Province by acquiring Pilpol (HK) Biological Limited, Nanning’s parent. Nanning’s production plant produces bottled water in bottle sizes ranging from 350 ml to 1,500 ml as well as an 18.9 liter bottles. Nanning has two production lines with a capacity of 160 million liters of bottled water per year. Nanning’s major market is the Guangxi Province and the southwest part of China.

On August 24, 2007, we acquired 66.67% of outstanding equity of a bottled water production company located at Shenyang City, the Liaoning Province of PRC in exchange for cash equal to $1,060,000 and 177,300 shares of our common stock. Shenyang produces and markets its own branded bottled water in Shenyang City and cities nearby in the Liaoning Province. Shenyang has an annual production capacity of 80 million liters currently. We plan to increase Shenyang’s production capacity to 160 million liters annually before the end of 2007.

On August 31, 2007, we entered into a Stock Purchase Agreement with certain shareholders of an OTCBB listed company Hutton Holdings Corporation to purchase approximately 48% of the outstanding equity of Hutton through a purchase of an aggregate of 11,000,000 shares of common stock of Hutton and 5,000,000 shares of preferred stock of Hutton (the “Preferred Shares”). Each of the Preferred Shares shall be convertible into five shares of common stock of Hutton automatically on the second trading day following the effectiveness of an amendment to Hutton’s Articles of Incorporation increasing the number of authorized shares of common stock of Hutton from 50,000,000 to 150,000,000. The consideration we paid for the transaction was $9,000,000 in cash and 2,133,333 shares of our common stock. The transactions contemplated by the Stock Purchase Agreement were consummated as of August 31, 2007. Hutton’s major business includes the manufacturing of PET injection molding machinery and PET bottle blowing equipments, injection and bottle blowing molding production and the supply of plastic bottles to drinks companies, pharmaceutical companies and beverage packaging companies.

FINANCING TRANSACTION

On May 31, 2007, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain investors for the sale of an aggregate of 4,477,612 shares of Series A Convertible Preferred Stock for aggregate gross proceeds equal to $30,000,000 in a series of transactions exempt from registration under the Securities Act. The Share Sale was consummated on June 4, 2007.

Each share of Series A Preferred Stock was convertible into five (5) shares of the Company’s Common Stock, subject to adjustment. On the date of the consummation of the Share Sale, however, the Company did not have a sufficient number of authorized shares of Common Stock available to accommodate conversions of shares of the Preferred Stock. The Company and the Investors agreed that the shares of Preferred Stock would automatically be converted into shares of the Common Stock on the second trading day following the filing with the State of Nevada of an amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of Common Stock of the Company from 70,000,000 to 150,000,000 shares. On July 12, 2007, the 4,477,612 shares of the Series A Preferred Stock were converted into 22,388,061 shares of Common Stock.

The Securities Purchase Agreement provides that until the date which is the first anniversary of the effective date of the initial registration statement required to be filed by the Company with respect to the shares of Common Stock underlying the shares of Series A Preferred Stock sold to the Investors in the Share Sale that the Company may not sell any equity securities (or securities convertible into or exchangeable for equity securities) to any third party without first offering the Investors the right to purchase such securities on the same terms and conditions as proposed to be sold to such third party.

The Securities Purchase Agreement also provides that the Investors shall have the right, by written notice to the Company, to demand that the Company pay to them, as liquidated damages, their entire investment amount in the Company in the event that either (i) any governmental agency in the People’s Republic of China challenges or otherwise takes any action that adversely affects the transactions contemplated by the Amended Share Exchange Agreement, and the Company cannot undo such governmental action or otherwise remedy the material adverse effect caused thereby so that the transaction contemplated by the Amended Share Exchange Agreement can legally occur to the reasonable satisfaction of the Investors or (ii) at any time prior to the time that a registration statement with respect to the shares of Common Stock underlying the shares of Series A Preferred Stock sold to the Investors in the Share Sale is effective (A) for any or no reason either the NASD or the Securities and Exchange Commission (the “Commission”) takes any action which has the effect of suspending the effectiveness of any registration statement of the Company filed with the Commission or (B) the Common Stock is not listed on a trading market.

In connection with the Share Sale, the Company has agreed to provide the Investors rights to register for resale the shares of Common Stock underlying the Series A Preferred Stock pursuant to the terms of a registration rights agreement (the “Registration Rights Agreement”). The Registration Rights Agreement also requires the Company to register for resale any shares of Common Stock that may be released to the Investors pursuant to the terms of the Make Good Escrow Agreement (as defined below). Pursuant to the terms of the Registration Rights Agreement, the Company agreed to file with the Commission a registration statement with respect to the resale of the shares of Common Stock underlying the Series Preferred Stock issued to the Investors in the Share Sale by no later than the date which is 90 days after the consummation of the Share Sale. On August 24, 2007, a majority of the Investors consented to extend the deadline for the filing of the registration statement until September 14, 2007. In the event that the Company does not file timely such registration statement and/or in the event that such registration statement is not declared effective on or prior to the date which is 180 days after the consummation of the Share Sale, the Company will be required to pay liquidated damages to each Investor in an amount equal to 1% of the aggregate investment amount originally paid by such Investor for each month during which the Company has not complied with its registration obligations up to a maximum of 10% of such Investor’s investment amount.

In connection with the Share Sale, the Investors, the Company, Mr. Xu Hong Bin, a shareholder of the Company, the Pinnacle Fund, as agent and Loeb & Loeb LLP, as escrow agent have entered into a Make Good Escrow Agreement (the “Make Good Escrow Agreement”), whereby Mr. Xu Hong Bin has agreed to transfer 11,194,030 shares of Common Stock owned by him to the Investors on a pro rata basis in the event that the Company does not meet certain performance targets for its fiscal year ended December 31, 2007 and 11,194,030 shares of Common Stock owned by him to the Investors in the event that the Company does not meet certain performance targets for its fiscal year ended December 31, 2008. The performance target for the Company’s fiscal year ended December 31, 2007 is the achievement of after-tax net income of at least $19,000,000. The performance target for the Company’s fiscal year ended December 31, 2008 is the achievement of after-tax net income of at least $30,000,000 and earnings per share of at least $0.30.

In connection with the Share Sale, certain shareholders of the Company have entered into Lock-Up Agreements by which each of them agreed not to transfer any Common Stock of the Company owned by them until the date which is the one year anniversary of the effective date of the registration statement of which this prospectus forms a part.

BUSINESS OVERVIEW

We are a licensed bottled water producer in China. We produce and market bottled water in China using the brand name “Darcunk”. We also supply bottled water products to beverage companies and servicing companies, including Coca-Cola and Uni-President. In addition, we provide private label bottled water production service for companies and servicing industry.

We operate six bottled water production plants in China. The six plants are located in the cities of Guangzhou (Guangdong Province), Zhanjiang (Guangdong Province), Changchun (Jilin Province), Feixian (Shandong Province), Nanning (Guangxi Province) and Shenyang (Liaoning Province). Each production plant has two production lines: one production line produces bottle-sized (350ml-1500ml) bottled water and the other production line produces carboy-sized (18.9L) bottled water. We can produce a variety of bottled water products including purified water, mineralized water, oxygenated water and other specialized bottled water such as those added with vitamins. Our major market is China. Currently, our products are sold in 11 provinces of China including the Guangdong Province, the Guangxi Province, the Shandong Province, the Heilongjiang Province, the Jilin Province, the Shanxi Province, the Shaanxi Province, the Gansu Province, the Liaoning Province, the Anhui Province and the Sichuan Province.

Our Products

We produce purified bottled water from raw materials to end product. We produce the plastic bottles and use drinking water supplied by municipal water supplies or natural water collected from streams, lakes and wells. Before we fill the bottles with water, we process the water through a series of procedures in accordance with industrial standards and the standards set by the customers. Clarification, pre-filtration, final filtration, UV radiation, sterilization are basic but necessary steps in water processing. Special treatment and additional processing such as oxy-hydrating or water softening is applied according to different product requirements. After water is filled into the bottle, the bottled water will undergo the final stage of quality and hygiene check. The bottled water is then packaged and delivered. All our bottles are made of PET (Polyethylene terephthalate). PET bottles are well known for their high standards in the industry and is superior to the traditional PVC bottle and glass bottle because it is clearer, lightweight, durable, and is more resistant to heat and chemicals. We produce a wide range of bottled water sizes in volume from 350ml to 18.9L.

Our products are bottled water of different volumes with different bottles. We produce small bottled water of volume from 350ml to 1.5L, which bottles are used one time and carboy sized bottled water of 18.9L with returnable bottle. In 2006, small bottled water composed 87% of our turnover in amount and the carboy sized bottle water contributes the remaining 13%.

Our Market

Our major market is customers in China. China has faced drinking water issues for a long time because of the scarcity of water resources due to the large population and the uneven geographic distribution of water resources. In addition, the pollution problem has grown, resulting from the modernization in China during the last 20 years. Nowadays, 300 million people in China cannot obtain potable water. In case of natural disasters or accidents which cause severe water shortage outbreaks, bottled water is the only source of drinking water. From 2000 to 2005, the demand for bottled water in China has had an average compound growth rate of 16.5% according to the Beverage Marketing Corporation. As there is no short-term plan for improving the availability of water resources and the quality of municipal water supply system, the demand for bottled water in both quality and quantity is expected to growth continuously.

Sales and Marketing

We primarily market and sell our branded product, “Darcunk” bottled water, through major regional distributors. We have signed regional exclusive distribution contracts with distributors so that they distribute our products into lower level distributors and retailers and work on our behalf for any marketing campaign that we plan. We leverage the resources of top level distributors for our marketing campaign execution and information dissemination so that we can optimize our resources according to our scale of production capacity and products geographical coverage. Currently most of our marketing campaigns are held at the points of sales. We have maintained a very small marketing team and marketing budget so that we are able to concentrate our effort in production capacity enlargement and geographical product availability.

BUSINESS OUTLOOK

Our short term strategy is to increase our product availability in both quantity and geographical coverage. We are focusing our efforts in:

•    increasing the production capacity of our current production facilities;

•    increasing our production and products presence in China;

•    expanding distribution channels for our own branded products, “Darcunk” bottled water.

In June 2007, we completed a private placement of our convertible preferred stock for gross proceeds of $30 million. The proceeds were used in part to finance the execution of our plan to expand our production plants located at Changchun City and Guangzhou City, which are reaching their maximum production capacity. We believe that this expansion may adequately increase our production capacity. In addition, we plan to use a portion of the proceeds to finance the acquisition of 2-3 additional bottled water companies into our production network with the desire to expand our product penetration in new geographic markets. We have already acquired one bottled water company located in Nanning City of Guangxi Province on June 15, 2007 and 66.67% of the outstanding equity of another bottled water production company located at Shenyang City, the Liaoning Province on August 24, 2007. On August 31, 2007, we have also acquired approximately 48% of the outstanding equity of Hutton Holdings Corporation. Hutton is a major supplier of PET injection molding machinery, PET bottle blowing equipments, injection and bottle blowing molds which are major equipments of bottled water and drinks production. We believe this acquisition can secure us a supply of equipment and enhance our production technology, thus saving us costs in the long-run. We also secured a piece of land in Changchun City for the expansion of our plant there in July 2007. We expect that the new plant in Changchun City will commence operations in November 2007. We estimate that we will have an aggregated production capacity of 1170 million liters at the end of 2007.

We are now actively sourcing the land resource in Guangzhou City to execute our production plant expansion plan. In addition, we are looking for more acquisition opportunities.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“US GAAP”). US GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expenses amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

We believe the following is among the most critical accounting policies that impact our consolidated financial statements. We suggest that our significant accounting policies, as described in our consolidated financial statements in the Summary of Significant Accounting Policies, be read in conjunction with this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

We recognize revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104. All of the following criteria must exist in order for us to recognize revenue:

1.	Persuasive evidence of an arrangement exists;

2.	Delivery has occurred or services have been rendered;

3.	The seller’s price to the buyer is fixed or determinable; and

4.	Collectability is reasonably assured.

The majority of the Company’s revenue results from sales contracts with direct customers and revenues are generated upon the shipment of goods. The Company’s pricing structure is fixed and there are no rebate or discount programs. Management conducts credit background checks for new customers as a means to reduce the subjectivity of assuring collectability. Based on these factors, the Company believes that it can apply the provisions of SAB 104 with minimal subjectivity.

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2007 AS COMPARED TO THREE MONTHS ENDED JUNE 30, 2006

The following table summarizes the results of our operations during the three-month periods ended June 30, 2007 and 2006, and provides information regarding the dollar and percentage increase or (decrease) from the three-month period ended June 30, 2007 to the three-month period ended June 30, 2006.

All amounts, other than percentages, in U.S. dollars

	3 Months Ended June 30,
Item	2007	2006	Increase	% Increase
Revenue	$12,498,646	$8,830,226	$3,668,420	41.54%

Cost of Goods Sold	(8,188,633)	(5,780,706)	2,407,927	41.65%

Gross Profit	4,310,013	3,049,520	1,260,493	41.33%

Selling, General and Administrative Expenses	(371,521)	(402,282)	(30,761)	(7.65)%

Finance Charge	(10,523)	(1,182)	9,341	790.27%

Total Operating Expenses	(382,044)	(403,464)	(21,420)	(5.31)%

Income from Operation	3,927,696	2,646,056	1,281,913	48.45%

Other Income (expense)	8,078	554	7,524	1358.12%

Income before Income Tax	3,936,047	2,646,610	1,289,437	48.72%

Provision for Taxes	-	-	-	-

Net income	3,936,047	2,646,610	1,289,437	48.72%

REVENUE. During the second quarter of 2007, sales revenue increased from $8,830,226 for the second quarter of 2006 to $12,498,646 for the second quarter of 2007, representing a 41.54% increase. The increase in revenue was mainly due to the following factors: First, demand for bottled water generally has continuously grown in China. Second, we have expanded our production facility and storage spaces in the second quarter so that we can fulfill more orders from our distributors and our customers, such as beverage and servicing companies. Third, the newly acquired Nanning facility contributed additional revenue in the quarter for the short period of time in which its results were included in our consolidated revenue for the period.

Management believes that growth of revenue can sustain in the remaining months of 2007 due to (i) continued growth in the consumption of bottled water which can increase our sales to both beverage companies and our own distribution network, (ii) continued enhancement of our branding and profiling in China, (iii) further implementation of our expansion strategy intended to increase our availability in both area coverage, product range and quantity of products produced, and (iv) continued positive revenue contributions to our results by the newly acquired Nanning production plant.

COST OF GOODS SOLD. Cost of goods sold for the second quarter of 2007 was $8,188,633, an increase of 41.65% compared to $5,780,706 in the same period in 2006. The increase of cost of good for the three months period ended June 30, 2007 as compared the same period last year was a result of the increase in the number of sales. Gross profit was $4,310,013 for the three months ended June 30, 2007 compared to $3,049,520 for the same quarter last year. Gross profit margin was 34.48% for the three months period ended June 30, 2007 which was close to 34.53% for the same period in 2006.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the second quarter of 2007 are decreased by 7.65% to $371,521 from $402,282 during the same period in 2006. The selling, general and administrative expenses mainly consist of the rental costs of the plants and the salaries of the plants’ managers and administration and accounting staffs. The decrease in the expenses was mainly due to the control of selling expenses and corresponding supporting resources, such as local transportation and spending allowance to staff, in the period.

INCOME BEFORE INCOME TAX AND INCOME TAXES EXPENSES. Income before income tax was $3,936,047 for the quarter ended June 30, 2007 compared to $2,646,610 for the same period last year. The increase was mainly due to the increase in revenue generated from a larger number of sales.

There was no provision for income tax for the three months period ended June 30, 2007.

NET INCOME. Net income for the second quarter of 2007 was $3,936,047, representing a 48.72% increase from the same period in 2006. The increase was mainly due to the increase in the number of sales. Net margin for the second quarter of 2007 was 31.50%, an increase from 29.97% for the same quarter of 2006. The increase in net margin in the second quarter was mainly due to the decrease in selling, general and administrative expenses during the second quarter of 2007.

SIX MONTHS ENDED JUNE 30, 2007 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 2006

The following table summarizes the results of our operations during the six-month periods ended June 30, 2007 and 2006, and provides information regarding the dollar and percentage increase or (decrease) from the six-month period ended June 30, 2007 to the six-month period ended June 30, 2006.

All amounts, other than percentages, in U.S. dollars

	6 Months Ended June 30,
Item	2007	2006	Increase	% Increase
Revenue	$18,715,377	$16,096,279	$2,619,098	16.27%
Cost of Goods Sold	(12,451,924)	(10,637,710)	1,814,214	17.05%
Gross Profit	6,263,453	5,458,569	804,884	14.75%
Selling, General and Administrative Expenses	(647,153)	(673,443)	(26,290)	(3.90)%
Finance Charge	(10,523)	(2,770)	7,753	279.89%
Total Operating Expenses	(657,676)	(676,213)	(18,537)	(2.74)%
Income from Operation	5,605,777	4,782,910	823,421	17.22%
Other Income (expense)	8,078	554	7,524	1358.12%
Income before Income Tax	5,613,855	4,782,910	830,945	17.37%
Provision for Taxes	-	-	-	-
Net income	5,613,855	4,782,910	830,945	17.37%

REVENUE. Revenue was $18,715,377 for the six months period ended June 30, 2007 as compared to $16,096,279 for the same period in 2006, an increase of 16.27%. The increase in revenue for the six months periods compared to the same period in the last year was mainly attributed by the increased general demand of bottled water in the second quarter of 2007. The increase of $2,619,098 for the six months period ended June 30, 2007 compared to the same period in 2006, was a result of an increase in the second quarter of 2007 which compensated for a decrease in total revenue in the first quarter of 2007, that was as result of a lower number of sales due to bad weather conditions and resulting postponed orders from customers, and contributed an increase.

COST OF GOODS SOLD. Cost of goods sold for the six months period ended June 30, 2007 was $12,451,924 which was an increase of 17.05% compared to $10,637,710 during the same period in 2006. The increase of cost of good for the six months period ended June 30, 2007 as compared the same period last year was a result of increase in sales. Gross profit was $6,263,453 for the six months ended June 30, 2007 compared to $5,458,569 for the same period in 2006. Gross profit margin was 33.47% for the six months ended June 30, 2007 which was slightly lower than 33.91% for the same period in 2006. The decrease in revenue occurring in the first quarter of 2007, mentioned above, caused a higher percentage of fixed production overhead in cost of sales and thus a lower gross profit margin.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the six months ended June 30, 2007 decreased by 3.90% to $647,153 from $673,443 for the same period in 2006. The selling, general and administrative expenses mainly consist of the rental costs of the plants and the salaries of the plants’ managers and administration and accounting staffs. These expenses were relatively stable during the period.

INCOME BEFORE INCOME TAX AND INCOME TAXES EXPENSES. Income before income tax was $5,613,855 for the six months period ended June 30, 2007 compared to $4,782,910 for the same period last year. The increase was mainly due to the increase in the number of sales.

There was no provision for income tax for the six months period ended June 30, 2007.

NET INCOME. Net income for the six months period ended June 30, 2007 was $5,613,855, representing a 17.37% increase from the same period in 2006. The increase was mainly due to the increase in the number of sales. Net margin for the second quarter of 2007 was 31.59%, an increase from 29.71% for the same period of 2006. The increase in net margin in the six months period ended June 30, 2007 compared to the same period in 2006 was mainly due to decrease in selling, general and administrative expenses in the period.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006 COMPARED TO DECEMBER 31, 2005:

	Year Ended December 31,
	2006		2005
Consolidated Statement of Operations Data:
Revenues	$35,700,410	100%	$27,680,196	100%
Costs of revenues	(24,069,220)	67.42%	(19,665,967)	71.05%
Selling, marketing general and administrative expenses	(3,101,390)	8.69%	(1,045,297)	3.78%
Finance Expenses	-	-	-	-
Total costs and expenses	(27,170,610)	76.11%	20,711,264	74.82%
Income from Operations	8,529,800	23.89%	6,968,932	25.18%
Interest expense	-	-	-	-
Other income, net	285,646	0.8%	189	0.001%
Net Income	$8,815,446	24.69%	$6,969,121	25.18%

REVENUES. Revenues were $35,700,410 for the year ended December 31, 2006 as compared to $27,680,196 for the year ended December 31, 2005. The increase in revenues was attributable to the increase in demand associated with the growth of the China bottled water market. Such demand led to a greater number of sales which contributed to the increase in revenues.

COST OF REVENUES. Cost of revenues was $24,069,220 for the year ended December 31, 2006 as compared to $19,665,967 for the year ended December 31, 2005 due to increase in revenue. Gross profit was $11,631,190 for the year ended December 31, 2006 as compared to $8,014,229 for the year ended December 31, 2005. Gross profit margin increased to 32.58% for the year ended December 31, 2006 from 28.95% for the year ended December 31, 2005. The increase gross profit margin was due to the increase in the efficiency of our production achieved through economies of scale. The labor related cost, which is fixed, gave a lower average labor related cost as the sales increase during the year 2006. Increase in revenue reduced the average labor related costs and thus give a higher percentage of gross profit over revenue.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $3,101,390 for the year ended December 31, 2006 as compared to $1,045,297 for the year ended December 31, 2005. This increase was primarily attributable to provision of doubtful account receivable and written down of the value of prepayments during 2006 that were not collected in 2005. There were also certain inventory and consumables written off during the year ended December 31, 2006. As a percentage of revenues, selling, general and administrative expenses increased to 8.69% for the year ended December 31, 2006 from 3.78% for the year ended December 31, 2005.

INCOME BEFORE INCOME TAX AND INCOME TAX EXPENSES. Income before income tax was $8,815,446 for the year ended December 31, 2006 compared to $6,696,121 for the year ended December 31, 2005. This increase was attributable to the increase in revenue associated with the overall growth of consumer demand of the China bottled water market.

There were no income tax expenses for the year ended December 31, 2006 and for the year ended December 31, 2005.

NET INCOME. Net income was $8,815,446 for the year ended December 31, 2006 compared to $6,696,121 for the year ended December 31, 2005. This increase was attributable to increase in sales and gross profit.

LIQUIDITY AND CAPITAL RESOURCES

OPERATING ACTIVITIES:

Net cash used in operating activities was $2,592,699 for the six months ended June 30, 2007, which was an increase of $5,186,519 from the $2,593,820 of the net cash provided by operating activities for the same period in 2006. The increase was mainly due to an increase in the number of sales and thus an increase in accounts receivable.

INVESTING ACTIVITIES:

Our main uses of cash for investing activities during the six months ended June 30, 2007 were deposits for the acquisition of new operations and purchases of property, plant and equipment.

Net cash used in investing activities in the six months ended June 30, 2007 was $1,305,866, which is an increase of $612,441 from net cash used in investing activities of $693,425 in the same period of 2006 due to increased acquisition of business and purchases of property, plant and equipment in 2007.

FINANCING ACTIVITIES:

Net cash provided by financing activities in the six months ended June 30, 2007 totaled $30,185,352 as compared to $13,917 paid to repayment of loan in the same period of 2006. The increase of cash provided by financing activities was solely attributable to the sale of convertible preferred stock in June of 2007.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements as defined by rules recently enacted by the Financial Accounting Standards Board, and accordingly, no such arrangements are likely to have a current or future effect on our financial position, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

OPERATING LEASE COMMITMENTS

As of December 31, 2006 and 2005, our four subsidiaries, including Guangdong Taoda Drink Co., Limited, Zhanjiang Taoda Drink Co., Limited, Changchun Taoda Beverage Co., Limited and Nanning Taoda Drink Company Limited, had each arranged a non-cancelable operating lease with a third party for its production plant.

Item	Address	Leasing period until
1	No. 2 Zhu Ji Road, Ji Shan Village, Zhu Ji Street, Dong Pu,Tian He District, Guangzhou City, Guangdong Province, China	March, 2008
2	No. 88 Qian Jin Road, Chi Kan District, Zhanjiang City, Guangdong Province, China	August, 2008
3	Kao Shan Village, Economic and Technology Development District, Changchun City, Jilin Province, China	April, 2008
4	19, Ke Yuan Xi Shi Road, Nanning City, Guangxi Province, China	July, 2010

DESCRIPTION OF BUSINESS

Business Overview

We are an OTCBB trading company (CWDK.OB) which was incorporated in the State of Nevada on February 8, 2005 as Ugods, Inc for the purpose of pursuing mining opportunities in Canada. We were considered an exploration stage company. In February of 2005 we acquired interest in 14 mining claims registered with the district office in Atlin, B.C. Canada; an additional 9 claims were acquired in November 2006.

Beginning in February, 2007, we entered into a series of agreements with various individuals and entities which ultimately resulted in a change in our business direction. On February 12, 2007, certain individuals and entities purchased a total of 9,503,200 shares of the Company’s common stock, representing 93.83% of the Company’s then issued and outstanding common stock from Alexander Long for a purchase price of $533,925. On February 13, 2007, and February 16, 2007, we entered into (i) the Agreement for Share Exchange among the Company, Guangdong Taoda Beverage Company Limited (“Guangdong Taoda”) and Xu Hong Bin, the sole shareholder of Guangdong Taoda, dated as of February 13, 2007 and (ii) the Agreement for Share Exchange among the Company and Zhanjiang Taoda Drink Co. Limited, Changchun Taoda Beverage Co. Limited and Shandong Olympic Forward Drink Co. Limited (collectively, the “Taoda Group”) and Xu Hong Bin, the sole shareholder of Taoda Group, dated as of February 16, 2007 (such agreements shall be collectively referred to herein as the “Initial Share Exchange Agreements”) for the purpose of acquiring all of the issued and outstanding shares of Guangdong Taoda and the Taoda Group. Guangdong Taoda and the entities comprising the Taoda Group have four water production plants.

On May 1, 2007, we caused to be formed a corporation under the laws of the State of Nevada called China Water and Drinks Inc. ("Merger Sub") and on May 2, 2007, we acquired one hundred shares of Merger Sub's common stock for cash. As such, Merger Sub became our wholly-owned subsidiary. On May 14, 2007, Merger Sub was merged with and into us. As a result of the merger, our corporate name was changed to "China Water and Drinks Inc." We were the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in our directors, officers, capital structure or business.

On May 11, 2007, we entered into an Amended and Restated Share Exchange Agreement (the “Amended Share Exchange Agreement”) with Gain Dynasty Investments Limited (“Gain Dynasty”) and Mr. Xu Hong Bin, the sole shareholder of Gain Dynasty. The Amended Share Exchange Agreement amended, restated, combined superseded each of the Initial Share Exchange Agreements. Pursuant to the Amended Share Exchange Agreement, we agreed to issue to Xu Hong Bin, a total of 59,872,000 shares of our Common Stock in exchange for all of the issued and outstanding shares of Gain Dynasty (the “Share Exchange”). Gain Dynasty is the owner of 100% of the issued and outstanding shares of Olympic Forward Trading Company Limited (“Olympic”). Olympic is the owner of 100% of the issued and outstanding shares of Guangdong Taoda and the entities comprising the Taoda Group. On May 30, 2007, we consummated the Share Exchange, pursuant to which Gain Dynasty became our direct wholly owned subsidiary and Olympic, Guangdong Taoda and the entities comprising the Taoda Group became our indirectly wholly owned subsidiaries.

On June 15, 2007, in exchange for 1,523,578 shares of our common stock and cash equal to $5,332,522, we acquired 100% of the outstanding equity of a bottled water production company located at Nanning City, Guangxi Province (“Nanning”) by acquiring Pilpol (HK) Biological Limited (“Pilpol”), Nanning’s parent. Nanning’s production plant produces bottled water in bottle sizes ranging from 350 ml to 1,500 ml as well as an 18.9 liter bottle. Nanning has two production lines with a capacity of 160 million liters of bottled water per year. Nanning’s major market is the Guangxi Provice and the southwest part of China.

On August 24, 2007, we acquired 66.67% of outstanding equity of a bottled water production company located at Shenyang City, the Liaoning Province of PRC (“Shenyang” ) in exchange for cash equal to $1,060,000 and 177,300 shares of our common stock. Shenyang produces and markets its own branded bottled water in Shenyang City and cities nearby in the Liaoning Province. Shenyang has an annual production capacity of 80 million liters currently. We plan to increase Shenyang’s production capacity reaching 160 million liters annually.

On August 31, 2007, we entered into a Stock Purchase Agreement shareholders of Hutton Holdings Corporation, a Nevada corporation (“Hutton”) to purchase approximately 48% of the outstanding equity of Hutton through a purchase of an aggregate of 11,000,000 shares of common stock, $0.001 par value of Hutton and 5,000,000 shares of preferred stock of Hutton, each of which shares of preferred stock is convertible into five shares of common stock of Hutton. The consideration we paid for the transaction was $9,000,000 in cash and 2,133,333 shares of our common stock. The transactions contemplated by the Stock Purchase Agreement were consummated as of August 31 , 2007. Hutton’s major business includes the manufacturing of PET injection molding machinery and PET bottle blowing equipments, injection and bottle blowing molding production and the supply of plastic bottles to drinks companies, pharmaceutical companies and beverage packaging companies.

Executive Summary

We operate bottled water production plants through six subsidiaries in the cities of Guangzhou (Guangdong Province), Zhanjiang (Guangdong Province), Changchun (Jilin Province), Fexian (Shandong Province), Nanning (Guangxi Province) and Shenyang (Liaoning Province). Our current production capacity is 890 million liters and is expected to be 1170 million liters at the end of 2007. In 2006, the company produced 175 million bottles of purified water with a total volume of 650 million liters, constituted around 4% of total bottled water consumption in China. In 2006, the total revenue of the Company was US$35.7 million and the net profit of the Company was US$8.8 million.

Product description

Our bottled water is sealed in sterilized containers that meet government hygiene standards. There are three major types of bottled water: natural mineral water, spring water and purified water. The PRC government has set standards to categorize each type of water. Due to the scarcity of sources of natural mineral water and spring water, purified water is the most popular bottled water type in the PRC market.

We produce purified bottled water from raw material to end product. We produce the container, plastic bottles, and use drinking water supplied by municipal water supplies or natural water collected from streams, lakes and wells to manufacture bottled water. Before filling into the bottle, water is processed through a series of procedures in accordance with industrial standard and the standards set by the customers. Clarification, pre-filtration, final filtration, UV radiation, sterilization are basic but necessary steps in processing water. Special treatment and additional processing such as oxy-hydrating or water softening is applied according to different product requirements. After water is filled into the bottle, bottled water will undergo the final stage of quality and hygiene check. The bottled water is then packaged and delivered. All bottles produced are PET (Polyethylene terephthalate) bottles. PET bottle is well known for its high standard in the industry and is much superior to the traditional PVC bottle and glass bottle because it is much clearer, lightweight, durable, good resistance to heat and chemicals. We produce a wide range of bottled water sizes in volume from 350ml to 18.9L.

We have three sources of revenue:

•	bottled water production on behalf of other drinks and beverage companies such as Coca-Cola, Uni-President and JianLiBao;
•	bottled water production for corporations such as Sands, the Macau Casino; and
•	bottled water production in our own brand

Marketing and Sales

Water resources per capita in China only reaches 28% of the world average. In the past 20 years, water resources in northern China have been decreasing due to the impact of climate change and human activity. In 2005, a senior official estimated that 360 million people in China were without safe water supplies. Tap water is unstable in quality. Industrial wastewater treatment has not been completely established, which causes grave water pollution problem. A large amount of wastewater is directly discharged into water bodies. Quality degradation occurs in water-rich areas. Safety in drinking water is one of the most concerned topics in China. The situation is not expected to improve and the drinking water issue will not be easily solved in the near future.

China’s bottled water industry started to grow as drinking water of China began to deteriorate. The market grew at a compound rate of around 37% yearly from 1994 to 2005. In 1994, the total production capacity in China was 300 million liters. In 2005, the total capacity reached nearly 14 billion liters.

We supply bottled water for drink and beverage companies. Major customers include Coca-Cola (USA), Uni-President (Taiwan) and JianLiBao (China). We are one of the few qualified suppliers for Coca-Cola to produce products from raw material to end product out of Coca-Cola’s premises. Being a supplier of Coca-Cola, we are recognized as one of the leading bottled water suppliers in China. We also market to the service industry such as hotels and bus companies. We provide total solutions from bottle design, production and packaging to delivery for the service industry. We produce bottled water under the brand “Darcunk” and distributes through local distribution network also.

To strengthen our competitive advantage, we are focusing the effort in:

•	increasing production capacity;
•	enlarging product availability coverage to cope with the demand of the market and its growth ;
•	expanding distribution channel for its own branded products

Corporate Milestones

We are one of the leaders in the bottled water industry in China. We have been producing bottle water since 1996. Certain of our milestones are illustrated in the table below:

Milestone	Completion Date
Plant in Zhanjiang city in production	1996
Production of first Coca-Cola’s bottled water in China	1996
Sales of own branded product	1997
Plant in Shandong (Fexian city) established	2002
Plant in Shandong (Fexian city) in production	2003
Plant in Guangzhou city established and in production	2003
“Darcunk” product sold in Shandong province and Guangdong province	2003
Registration of trademark “Darcunk”	2005
“Darcunk” product sold in six provinces of Northern China	2005
Plant in Changchun city established and in production	2005
“Darcunk” products sold in more than 3,600 distributors in China	2006
Acquired 100% of equity of production plant located at Nanning City, Guangxi Provinec, PRC	2007
Acquired 66.67% of equity of bottled production company located at Shenyang City, Liaoning Provice, PRC	2007
Acquired 48% of equity of Hutton Holdings Corporation, a major manufacturer of PET injection molding and PET bottle blowing equipments and supplier of injection and bottle blowing molding in China	2007

Industry and Market Overview

China’s bottled water industry started in 1930 and had one brand of bottled water until middle of 70s. In 80s, the bottled water industry began to develop and reached a total production capacity of 5 million liters. Since 90s, the industry took off and had a total production capacity of 300 million liters and 2 billion liters in 1994 and in 1997 respectively. In 2005, the total capacity reached nearly 14 billion liters. From 1994 to 2006, the growth rate of the industry was more than 37% yearly1. The total production capacity of bottled water in China and its growth rate is in figure shown below.

Figure 1 Total production capacity of bottled water in China and its growth rate
(Source: Compass Information, 2007-2008 Research Report of China drinking water market)

In 2003, the top three brands of bottled water (Wahaha, Nong Fu Spring and Robust) accounted for around 57% of total market share2. While the market is concentrated in several brands, there are still more than 3,000 bottled water brands in China. Every bottled water plant has a limited perimeter of servicing area owing to the high transportation cost. The penetration rate of a brand of bottled water is bounded by the geographical coverage and production capability of their plants. The structure of the market is formed by two layers of companies, the branding companies and production companies. The first layer composes of those which have marketing, distribution and branding capabilities. The second layer is those who produce bottled water. Although some branding companies also build plants themselves, they still need production companies to fill in their production gaps and fill in the locations that their facilities do not cover. The PRC market is so large and fast growing. No single company can cover all locations by building their own plants alone.

Contrary, production companies market their products via distribution networks and retail shops within their covered regions. They have developed various marketing strategies such as price differentiation, good customer service and customer loyalty program. This phenomenon is more prominent in carboy size bottled water market.

1 Compass Information, 2007-2008 Research report of China drinking water market
2 Compass Information, 2007-2008 Research report of China drinking water market

Competition

A number of foreign drinks and beverage companies have acquired some local companies before and after China joined the World Trade Organization (“WTO”). The WTO agreement also allows foreign investors invest and participate in the industry.

While there are around 3,000 bottled water brands in China, only about 280 bottled water companies compete with our scale. While the market is big and is growing in high rate, the demand of bottled water is elastic. The customers are price sensitive in nature and are concerned with quality and hygiene standard of the bottled water they buy. Bottled water companies mainly compete in price, perceived quality and hygiene standard, branding and availability. Owing to the high transportation cost, every bottled water plant has a limited perimeter of servicing area. Most up to scale bottled water companies cannot fully penetrate the Chinese market by solely building their own production plants. They increase their availability by building their own plants and outsourcing their production to other bottled water suppliers in order to increase their products’ availability. Due to the high demand of the market, low penetration rate of bottled water production facilities and food safety regulation of the industry, competition between up to standard bottled water should be moderate in the coming 5-10 years.

Competitive Advantages

•	Strong Relationship with Brands

Coca-Cola’s bottled water production is fully outsourced to three companies namely Taoda, Zhan Fu and Wei Tung. Taoda is our wholly owned subsidiary and is supplying largest volume of bottled water to Coca-Cola amongst the three companies. As the long term sponsor of Olympic Games, Coca-Cola cited in 2003 that they will expand their penetration rate five times before the 2008 Olympics in Beijing. We have been successful in expanding and capturing the growth of market by aligning with Coca-Cola’s China plan.

•	Top Graded Production Capability and Quality Control

As a long term supplier of Coca-Cola and other world class drinks and beverage companies, we are required to comply with the rigid standard set by Coca-Cola’s customers. Our plants are required to be audited by independent assessors on compliance in procedures, quality, standards and hygiene periodically. As a result, our plants and products are top graded and of world standard in contrast to most of local bottled water production plants which are workshop with minimal supervision in quality.

•	Strong Market Demand and Growth

We are updating our production line to be fully automatic. The updated production line is expected to reduce the number of workers in the plants so as to reduce the impact of the shortage of worker supply and increase the production yield and efficiency.

Government Regulation

Manufacturers within the China bottled water industry are subject to compliance with PRC food hygiene laws and regulations. These food hygiene laws require all enterprises engaged in the production of bottled water to obtain a hygiene license for each of their production facilities. They also set out hygiene standards with respect to food processing, packaging and containers, information to be disclosed on packaging as well as hygiene requirements of food production and sites, facilities and equipment used for the transportation and sale of food.

We carry on our business in an industry that is subject to PRC environmental protection laws and regulations. These laws and regulations require enterprises engaged in manufacturing and construction that may cause environmental waste to adopt effective measures to control and properly dispose of waste gases, waste water, industrial waste, dust and other environmental waste materials, as well as fee payments from producers discharging waste substances. Fines may be levied against producers causing pollution.

The rate of income tax chargeable on companies in China may vary depending on the availability of preferential tax treatment or subsidies based on their industry or location. The current maximum corporate income tax rate is 33%. Under current PRC law, a foreign-invested enterprise shall enjoy preferential enterprise income tax treatment in the PRC. A full exemption from PRC enterprise income tax applies in the first and second years a profit is made and a 50% from PRC enterprise income tax applies in the third, fourth and fifth years. Certain of our subsidiaries enjoy tax concessions due to their status as foreign-invested enterprises.

PRC Food and Hygiene Regulatory System

The laws regulating the production, distribution and sale of bottled water in the PRC include the Food Hygiene Law of the PRC, the Environmental Protection Law of the PRC and other laws and regulations relating to the hygiene of export food and standardizing bottled water products in the PRC. Certain important provisions of the above laws and regulations relating to the bottled water industry are set out below.

Food Hygiene Law

The Food Hygiene Law, which promulgated in 1995, is the principal law regulating food production and processing and its supervision. The Food Hygiene Law sets out the hygiene standards for the production of food, food additives, food packaging and containers; and the prescribed contents of food packaging labels. It also stipulates hygiene requirements in respect of premises, facilities and equipment for the production, transport and sale of food.

The Ministry of Health is responsible for the regulation and supervision of food hygiene in the PRC. The Food Hygiene Law requires all enterprises proposing to be involved in food production and processing to obtain a hygiene license from the relevant local department of the Ministry of Health before they can register their enterprise with the relevant Local Administration for Industry and Commerce, which is responsible for issuing the business license. Enterprises can not begin food production and processing activities without first obtaining a hygiene license.

If an enterprise fails to comply with the provision of the Food Hygiene Law, the Ministry of Health may issue a warning notice or rectification order, confiscate the proceeds earned as a result of the unlawful behavior, impose a fine, order the enterprise to cease production and operation, recall and destroy the food already sold or revoke the enterprise’s hygiene license. In more extreme cases where harm has been caused to human health, criminal proceeding may be initiated against the enterprise and its management.

Regulation by the Administration of Production Licenses for Industrial Products.

Regulation by the Administration of Production Licenses for Industrial Products began on September 1, 2005, whereby the PRC required a production license for companies manufacturing important industrial products, including bottled water products. Under this system, companies are not permitted to manufacture such products before they obtain a production license. Any enterprise or individual shall not sell or use such products without obtaining the necessary product licenses.

According to the Production License Administrative Regulation, upon application for a production license, a spot test and product inspection, as well periodic supervisory inspections are conducted. To date, we have passed all such spot tests and product inspections but have yet to be subject to any supervisory inspections.

Environmental Protection Law

The Environmental Protection Law, promulgated in 1989, establishes a basic legal framework for environmental protection in the PRC. The purposes of the Environmental Protection Law are to protect and enhance the living environment, prevent and cure pollution and other public hazards, and safeguard human health. The State Environment Protection Administration is responsible for the overall supervision and administration of environmental protection work at the national level and the environmental protection bureaus at the county level and above are responsible for environmental protection in their respective jurisdictions.

Enterprises causing environmental pollution and other public hazards are required to adopt environmental protection measures in their operations and to establish responsibility systems for environmental protection. These enterprises are also required to adopt effective measures to prevent and control environmental pollution and hazards caused by the discharge of wasted gas, waste water, waste solids, dust, foul-smelling gases and radioactive matter, as well as by noise, vibration, and magnetic radiation in the course of production, construction or other activities.

Enterprises discharging pollutants must report to and register with the State Environment Protection Administration or the relevant local environmental protection department. Enterprises discharging pollutants in excess of the standards set by the State Environment Protection Administration will be responsible for eliminating the pollution and will be charged a fee for excessive discharge.

Government authorities can impose various types of penalties on persons or enterprises who are in violation of the Environmental Protection Law depending on the circumstances and extent of pollution. Penalties can include issuing a warning notice, imposing fines, setting a time limit for rectification, suspending production, ordering, reinstallation and operation of environmental protection facilities which have been dismantled or left unused, imposing administrative sanctions against management in charge, or ordering the termination and closure of enterprises or institutions conducting such operations. In cases where the pollution causes physical damage, compensation may be paid to victims. In serious cases, those who are directly responsible may be subject to criminal liability.

In accordance with the requirement of the Environmental Protection Law, we have installed the necessary environmental protection equipment, adopted advance environmental protection technologies, established responsibility systems for environmental protection, and reported to and registered with the relevant local environmental protection department. We have complied with the relevant law and have never paid a fee for excessive discharge pollutants.

Properties

The Company has six production plants with executive offices and one piece of land with right of use. The following table summaries the location of real property the Company owns or leases.

Item	Address	Leased/Owned
1	No. 2 Zhu Ji Road, Ji Shan Village, Zhu Ji Street, Dong Pu,Tian He District, Guangzhou City, Guangdong Province, China	Leased
2	No. 88 Qian Jin Road, Chi Kan District, Zhanjiang City, Guangdong Province, China	Leased
3	Kao Shan Village, Economic and Technology Development District, Changchun City, Jilin Province, China	Leased
4	Shang Zhi County, Feixian, Shandong Province, China	Company possesses a land use right
5	19, Ke Yuan Xi Shi Road, Nanning City, Guangxi Province, PRC, China	Leased
6	Longyuan Road, Xidi Village, Wuboniu District, Liaozhong County, Shenyang City, LiaoNing Province. China	Company possesses a land use right
7	Kalun Industrial Park, Jiutal Economic Development Zone, Changchun City, Jilin Province, China	Company possesses a land use right

The leasing period of item 1, 2 and 3 will expire in 2008 and that of item 5 will expire in 2010. All leasing agreements are with customary Chinese leasing conditions. The period of land use right of item 4, item 5 and item 7 will expire in 2023, 2012 and 2057 respectively. The property with land use right will be acquired by the State under PRC laws when the right is expired.

Intellectual Property

The Company has the rights to the trademark “Darcunk” in China. The company is selling its bottled water under the brand ‘Darcunk” in China.

Legal Proceedings

We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against us.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information regarding the Company’s directors and executive officers. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the board of directors.

Name	Age	Title
Chen Xing Hua	42	Chief Executive Officer and Director
Joseph Chan	41	Chief Financial Officer
Xu Hong Bin	42	President and Director
Liang Qiu Xia	50	Director
Charles Cheung Wai Bun	70	Director

Chen Xing Hua, age 42, has served as Chief Executive Officer and director of the Company since February 12, 2007. Mr. Chen is in charge of business development and overall operation of the company. Mr. Chen has over 20 years of experience in manufacturing and factory operation management. From 2001 to 2002, he was the President and General Manager of Shenzhen In - Tech Technology Co., Ltd., a manufacturer of auto parts, auto diagnosis and care systems. He was responsible for the firm’s strategic planning, operation and business development. From 2002 to 2005, Mr. Chen was the Vice President of Golden Group Corporation, a Chinese producer of surveillance systems and consultancy services. From 2005 to 2006, he served as a director of China Security & Surveillance Technology, Inc, a company listed on the OTCBB. He was responsible for decision-making, operations management and marketing. Mr. Chen graduated from Jiangxi Technical Institute with a major in Industry and Civil Building Industry in 1984.

Joseph Chan, age 41, has served as Chief Financial Officer of the Company since August 20, 2007. Mr. Chan served as Senior Finance Manager since 2005 for Fortinet International Inc., a U.S.-based IT company with its headquarters located in Sunnyvale, California where he supervised the accounting and finance function for the Asia Pacific Region covering 11 countries. His duties included the preparation of consolidated financial statements under U.S. GAAP, cash flow management budgeting and costing, internal controls and Sarbanes-Oxley implementation and compliance. From 2002 to 2004, Mr. Chan served as Controller of Glory and Glory Global Ltd., an international trading company based in Hong Kong. From 1998-2002, Mr. Chan served as Controller for Exemplary Software Inc., a spin-off of Hewlett-Packard located in Cupertino, California, and for Eskay Corporation located in Salt Lake City, Utah, a subsidiary of the Daifuku Group, the second largest automation company in the world. He was responsible for implementing a new accounting system, developing financial plans, and overseeing the accounting function. Mr. Chan holds a Bachelors Degree and a Master Degree in Accountancy from Brigham Young University. He is a Certified Public Accountant and has been a member of American Institute of Certified Public Accountant (AICPA) since 1999.

Xu Hong Bin, age 42, has served as a director of the Company since June 8, 2007 and as President of the Company since June 27, 2007. Mr. Xu graduated from Water Resource Institute of Qinghai Province in China in 1984. Mr. Xu has over ten years of experience in bottled water and bottled beverage marketing, plant operation, setup and management, and has extensive experience in and strong business connection with water and water resource industry in China. Mr. Xu founded and managed Zhangjiang Taoda Drink Co. Limited, Changchun Taoda Beverage Co. Ltd., Guangdong Taoda Beverage Company Limited and Shandong Olympic Forward Drink Co. Limited, four of the operating subsidiaries of the Company located in China. Prior to that, Mr. Xu served as a government official managing water resources in Qinghai Province from 1984 to 1990 and was the general manager of a transportation company from 1990 to 1996.

Liang Qiu Xia, age 50, has served as a director of the Company since May 1, 2007. Ms. Liang graduated from Shenzhen Adult Education Institute with a major in Accounting in 1984. Ms. Liang has over twenty years of experience in accounting and financial management. From 1996 to 2007, she was a section head of China Nonferrous Metals Financial Company Limited in Shenzhen and was responsible for management accounting, financial accounting and other accounting related duties. From 1992 to 1996, she was an accounting officer of Guangdong Silk Corporation Group. Ms. Liang is also a Certified Accounting Professional in China.

Charles Cheung Wai Bun, age 70, has served as a director of the Company since August 1, 2007. Dr. Cheung is a Justice of the Peace, holds an honorary doctor's degree in business from John Dewey University, a master's degree in business administration and a Bachelor of Science degree from New York University. He has over 30 years of senior management level experience at companies in various industries including over 22 years’ experience in banking. He was the Group Chief Executive and Executive Deputy Chairman of Mission Hills Group, a Hong Kong-based company from October 1995 to May 2007. He is also an independent non-executive director and chairman of the audit committees of GEG, Shanghai Electric Group Company Limited, Pioneer Global Group Limited and Prime Investments Holdings Limited, which are companies listed on the Main Board of the Stock Exchange of Hong Kong Limited. Dr. Cheung is also a Senior Advisor to the Metropolitan Bank & Trust Company located in the Philippines. He was a former director and advisor of the Tung Wah Group of Hospitals and is a Vice Chairman of the Guangdong Province Golf Association. He received the Director of the Year Award (Listed Company — Non-Executive Director) from the Hong Kong Institute of Directors in 2002. He is also a Council Member of The Hong Kong Institute of Directors.

Alexander Long served as the Company’s President, Secretary/Treasurer, CEO and CFO from February 8, 2005 through February 12, 2007 and as a director of the Company from February 8, 2005 through May 8, 2007.

The term of office of each director expires at the Company’s annual meeting of stockholders or until their successors are duly elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among any of the Company’s officers and directors.

Mr. Charles Cheung Wai Bun and Ms. Liang Qiu Xia are both independent directors as defined under NASD Rule 4200(a)(5).

EXECUTIVE COMPENSATION

Compensation of Officers

The Company has not paid its officers any compensation in the Company’s last two completed fiscal years and is not currently compensating any of its officers for serving as such other than as described below. The Company and Mr. Joseph Chan, its Chief Financial Officer entered into a letter agreement dated July 20, 2007 whereby Mr. Chan will receive a base salary of $8,974 per month (equivalent to HKD 70,000) with an annual bonus equal to one month’s salary to be paid upon completion of one year of service.

Director Compensation

The Company has not paid its directors any compensation in the Company’s last two completed fiscal years and is not currently compensating any of its directors for serving as such other than as described below.

Pursuant to the terms of an independent director agreement with Dr. Charles Cheung Wai Bun dated July 24, 2007, the Company has agreed to pay Dr. Cheung $1,282 per month (equivalent to HKD 10,000) with an additional payment of $385 (equivalent to HKD 3,000) for each meeting of the Audit Committee held.

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for (i) the Amended Share Exchange Agreement by and among the Company, Gain Dynasty and Mr. Xu Hong Bin, our current President and director, as described elsewhere in this Prospectus, (ii) the Make Good Escrow Agreement by and among the Company, the Pinnacle Fund, Loeb & Loeb LLP, as escrow agent and Mr. Xu Hong Bin, our current President and director, as described elsewhere in this Prospectus and (iii) the compensation arrangements with certain of our officers and directors, as described in “Executive Compensation”, there have been no transactions since January 1, 2006 or any currently proposed transaction, or series of transactions, to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any current or former director or officer of the Company, any 5% or greater shareholder of the Company or any member of the immediate family of any such persons had or will have a direct or indirect material interest other than as disclosed below.

First Asia Finance Group Limited (“First Asia”) served as co-placement agent in connection with the Company’s June 2007 $30,000,000 private placement of Series A Preferred Stock. First Asia received a fee of $1,950,000 in consideration for its placement agent services in that transaction. Sze Tang Li is the controlling shareholder of, as well as an officer of, First Asia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of common stock as of September 14, 2007 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director and executive officer, and (iii) all of our directors and executive officers as a group. As of September 14, 2007 there were 94,521,394 shares of issued and outstanding common stock of the Company.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. We believe that all persons named in the table have sole voting and investment power with respect to shares beneficially owned by them. All share ownership figures include shares issuable upon exercise of options or warrants exercisable within 60 days of August     , 2007, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Fully Diluted Shares Outstanding

Hong Bin, Xu, President and Director 17, J Avenue Yijing Garden, Aiguo Road, Louhu District, Shenzhen City, PRC	36,000,000	38.09%
Xing Hua, Chen, Chief Executive Officer and Director Hua Qiao City, Jin Xiu Apartments #202, Nan Shan District, Shen Zhen, China 518000	12,200,000	12.91%
Joseph Chan, Chief Financial Officer 17, J Avenue Yijing Garden, Aiguo Road, Louhu District, Shenzhen City, PRC	0	*
Charles Cheung Wai Bun, Director A2, 6/F Evergreen Villa, 43 Stubbs Road, Hong Kong	0	*
Qiu Xia, Liang, Director Luo Hu Area, Lian Tang, Xian Tai Road, Hui Lai Ya Ju, Block 1 #602, Shen Zhen, China 518000	0	*
Tak Kau, Ng Zhong San 7th Road, Xi Meng Square, Block 2 #1506, Guang Zhou, China 510000	6,000,000	6.35%
Shu Xing, Jin Guang Hua 3rd Street, He Yi 3rd Street, 5th Floor, #21-501, China 510000	3,500,000	3.70%
Pinnacle China Fund, L.P. (2) 4965 Preston Park Blvd., Ste. 240 Plano, TX 75093	8,955,255	9.47%
The Pinnacle Fund, L.P. (3) 4965 Preston Park Blvd., Ste. 240 Plano, TX 75093	8,955,255	9.47%
Sze Tang Li Flat G, 8/FL Tower 3 The Waterfront 1 Austin Rd West TST Hong Kong (4)	6,998,000	7.40%
Total Held by Directors and Executive Officers (five individuals)	48,200,000	50.99%

* Less than 5%.

(1) Unless otherwise noted, the Registrant believes that all persons named in the table have sole voting and investment power with respect to all shares of the Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within sixty (60) days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage of ownership is determined by assuming that options, warrants or convertible securities that are held by such person (not those held by any other person) and which are exercisable within sixty (60) days of the date indicated above, have been exercised. To date, other than as issued in connection with the Share Sale, the Registrant has not granted any options, warrants or any other form of securities convertible into its common stock.

(2) Mr. Barry M. Kitt, the Manager of Kitt China Management, LLC, the Manager of Pinnacle China Management, L.L.C., the General Partner of Pinnacle China Advisors, L.P., the General Partner of Pinnacle China Fund, L.P., has dispositive and voting power over the shares.

(3) Mr. Barry M. Kitt, the Sole Member, Pinnacle Fund Management, L.L.C., the General Partner of Pinnacle Advisers, L.P., the General Partner of Pinnacle Fund, L.P., has dispositive and voting power over the shares.

(4) Of the 6,998,000 shares beneficially owned by Sze Tang Li, (i) 2,576,000 of such shares are held by IPacific Asset Management Limited, of which Mr Li is the sole owner, (ii) 2,422,000 of such shares are held by IBroader Development Limited, of which Mr Li is the sole owner and (iii) 1,000,000 of such shares are held by Lap Woon Wong, the wife of Mr Li.

SELLING STOCKHOLDERS

The following table sets forth as of September 14, 2007, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the Selling Stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the Selling Stockholders (or any of them), or that will be held after completion of the resales. In addition, a Selling Stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The Selling Stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no Selling Stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.

Name of Selling Stockholder (1)	Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to Be Sold	Shares Beneficially Owned After Offering	Percentage Ownership After Offering (%)
Pinnacle China Fund, L.P. (2)	8,955,224	8,955,224	-	-
The Pinnacle Fund, L.P. (3)	8,955,224	8,955,224	-	-
Matthew Hayden	149,254	149,254	-	-
Sandor Capital Master Fund, L.P. (4)	261,195	261,195	-	-
Westpark Capital, L.P. (5)	1,492,537	1,492,537	-	-
Atlas Capital Master Fund, L.P. (6)	235,075	235,075	-	-
Atlas Capital (Q.P.), L.P. (7)	138,060	138,060	-	-
Centaur Value Fund (8)	223,881	223,881	-	-
United Centaur Master Fund (9)	149,254	149,254	-	-
Southwell Partners, L.P. (10)	746,269	746,269	-	-
Precept Capital Master Fund, G.P. (11)	373,134	373,134	-	-
Glacier Partners (12)	261,194	261,194	-	-
Aaron M. Gurewitz, as Trustee of the AMG Trust est. 1/23/07	20,000	20,000	-	-
BTG Investments, LLC (13)	305,634	305,634	-	-
Gordon Roth	20,000	20,000	-	-
Robert Stephenson	7,500	7,500	-	-
John J. Weber	20,000	20,000	-	-
Richard Shapiro	74,627	74,627	-	-

(1) Unless otherwise indicated, the address of each of the selling stockholders is c/o China Water and Drinks Inc., 17, J Avenue Yijing Garden, Aiguo Road, Louhu District, Shenzhen City, PRC.

(2) Mr. Barry M. Kitt, the Manager of Kitt China Management, LLC, the Manager of Pinnacle China Management, L.L.C., the General Partner of Pinnacle China Advisors, L.P., the General Partner of Pinnacle China Fund, L.P., has dispositive and voting power over the shares.

(3) Mr. Barry M. Kitt, the Sole Member, Pinnacle Fund Management, L.L.C., the General Partner of Pinnacle Advisers, L.P., the General Partner of Pinnacle Fund, L.P., has dispositive and voting power over the shares.

(4) Mr. John S. Lemak, the Manager of Sandor Capital Master Fund, L.P. has dispositive and voting power over the shares.

(5) Mr. Patrick J. Brosnahan, the General Partner of Westpark Capital, L.P. has dispositive and voting power over the shares.

(6) The General Partner of Atlas Capital Master Fund, L.P. is Atlas Capital, L.P. RHA, Inc. is the General Partner of Atlas Capital, L.P. Mr. Robert H. Alpert, the President of RHA, Inc. has dispositive and voting power over the shares.

(7) The General Partner of Atlas Capital (Q.P.), L.P. is Atlas Capital Management, L.P. RHA, Inc. is the General Partner of Atlas Capital Management, L.P. Mr. Robert H. Alpert, the President of RHA, Inc. has dispositive and voting power over the shares.

(8) Mr. Malcolm “Zeke” Ashton, the General Partner of Centaur Capital Partners has dispositive and voting power over the shares.

(9) Mr. Malcolm “Zeke” Ashton, the General Partner of Centaur Capital Partners has dispositive and voting power over the shares.

(10) Mr. Wilson S. Jaeggli, the Managing Director of Southwell Partners, L.P. has dispositive and voting power over the shares.

(11) The agent and attorney-in-fact of Precept Capital Master Fund, L.P. is Precept Capital Management, L.P. The General Partner of Precept Capital Master Fund, L.P. is Precept Management, LLC. Mr. D. Blair Baker, the managing member of Precept Management, LLC, has dispositive and voting power over the shares.

(12) Mr. Peter Castellanos, the Managing Partner of Glacier Partners has dispositive and voting power over the shares.

(13) Mr. Gordon Roth, the Manager and CFO of BTG Investments LLC has dispositive and voting power over the shares.

PLAN OF DISTRIBUTION

The Selling Stockholders of our common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what are customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) two years from the effective date of the registration statement of which this prospectus forms a part or (ii) the date on which the Selling Stockholders have disposed of all resale shares in accordance with the methods of distribution contemplated hereby. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

Our current authorized capital stock consists of 150,000,000 shares of common stock, par value $.001 per share, of which 94,521,394 shares were issued and outstanding as of September 14, 2007, and 5,000,000 shares of preferred stock, par value $.001 per share (“Preferred Stock”), of which 4,477,612 shares were designated as Series A Preferred Stock. All shares of Series A Preferred Stock were converted into shares of Common Stock on July 12, 2007. No shares of Preferred Stock were issued and outstanding as of September 14, 2007.

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. When a dividend is declared by the Board, all stockholders are entitled to receive a fixed dividend. To date, no dividends have been declared. All shares issued in the company are of the same class, and have equal liquidation, preference, and adjustment rights.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for our common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any additional preferred stock is authorized and issued. All outstanding shares of our common stock are, and the shares underlying all options and warrants and convertible securities will be, duly authorized, validly issued, fully paid and non-assessable upon our issuance of these shares.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Island Stock Transfer, 50 100 Second Avenue South, Suite 104N, St. Petersburg, Florida 33701, telephone number (727) 289-0010.

Market Information

Our common stock price is quoted on the OTC Bulletin Board, or OTCBB, under the symbol “CWDK”. Until June 17, 2007, our common stock was traded under the symbol “UGOD”. There were no reported bids for our common stock during 2006 and 2005.

Year Ended December 31, 2007	High	Low
First Quarter	$5.00	$5.00
Second Quarter	$5.50	$5.00
Third Quarter (through September 13, 2007)	$9.90	$5.50

The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Holders

As of September 14, 2007, there were approximately 76 stockholders of record of our common stock.

Dividends

We have not paid any cash dividends in the past and do not intend to pay cash dividends on our capital stock for the foreseeable future. Instead, we intend to retain all earnings, if any, for use in the operation and expansion of our business. The payment of any dividends in the future will be at the sole discretion of our Board of Directors.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The following is a summary of the relevant provisions in our articles of incorporation, bylaws and Nevada law with regard to limitation of liability and indemnification of our officers, directors and employees that. The full provisions are contained in the Nevada Revised Statutes and such documents.

Indemnification Our directors and officers are indemnified as provided by our articles of incorporation, our bylaws and the Nevada Revised Statutes. Article 12 of our articles of incorporation provides for the indemnification of our directors, officers, employees and agents for expenses incurred in connection with the defense of actions, suits or proceedings to the fullest extent permitted by Nevada law. Our bylaws and Nevada laws permit us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he has exercised his powers in good faith and with a view to the interests of the corporation; or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

We will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amount paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Limitation of Liability. Our articles of incorporation limit the liability of our directors and officers under certain circumstances. Article 13 of our articles of incorporation provides that no director or officer of the company will be liable to the company or to the stockholders for damages for any breach of fiduciary duty; provided, however, that a director or officer will be liable for damages which result from any of the following: Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of any improper dividend or distribution.

We believe that the indemnity and limitation of liability provisions contained in our bylaws and in our certificate of incorporation are necessary to attract and retain qualified persons for those positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether  indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, both of which are likely to materially reduce the market and price for our shares.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Lewis and Roca LLP , Las Vegas, Nevada.

EXPERTS

Our audited consolidated financial statements as of and for the years ended December 31, 2006 and 2005 have been included in this prospectus in reliance upon the report of Madsen & Associates CPA’s, Inc., independent registered public accounting firm, appearing in this registration statement, and their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov.

OLYMPIC FORWARD TRADING COMPANY LIMITED AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

MADSEN & ASSOCIATES CPA’s, Inc.	684 East Vine St #3
Certified Public Accountants and Business Consultants	Murray, UT 84107
Telephone 801-268-2632
Fax 801-262-3978

Board of Directors
Olympic Forward Trading Company, Limited
Hong Kong, HK

Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheets of Olympic Forward Trading Company, Limited as of December 31, 2006 and 2005 and the related statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material aspects, the financial position of Olympic Forward Trading Company, Limited as of December 31, 2006 and 2005 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

s/ Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.
May 26, 2007
Salt Lake City, Utah

OLYMPIC FORWARD TRADING COMPANY LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2006	December 31, 2005

ASSETS
CURRENT ASSETS
Cash and cash equivalent	$1,836,491	$1,371,118
Accounts receivable, net of allowance for doubtful accounts	6,990,368	3,855,002
Inventories	5,259,717	3,213,425
Prepaid expenses and other receivables	4,299,482	4,436,159
Total current assets	18,386,058	12,875,704

PROPERTY, PLANT & EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	3,350,207	3,494,976
LAND USE RIGHT, NET OF ACCUMULATED AMORTIZATION	93,866	105,520
DUE FROM DIRECTORS	3,593,484	-
OTHER ASSETS	638,054	650,200

TOTAL ASSETS	$26,061,669	$17,126,400

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$3,093,928	$1,244,662
Customer deposits, accrued expenses and other payables	3,967,447	2,554,951
Current portion of long term debt	28,700	27,849
Taxes payable	2,268,057	125,846
Due to directors	7,432,971	2,844,013
Total current liabilities	16,791,103	6,797,321

LONG TERM DEBT, LESS CURRENT PORTION	162,534	191,234

TOTAL LIABILITIES	16,953,637	6,988,555

STOCKHOLDERS’ EQUITY
Common stock	1,291	1,291
Retained earnings	8,813,544	9,891,408
Accumulated other comprehensive income	293,197	245,146
TOTAL STOCKHOLDERS’ EQUITY	9,108,032	10,137,845

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,061,669	$17,126,400

See accompanying notes to the consolidated financial statements

OLYMPIC FORWARD TRADING COMPANY LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the year ended December 31,
	2006	2005

Revenue	$35,700,410	$27,680,196

Cost of goods sold	24,069,220	19,665,967

Gross profit	11,631,190	8,014,229

Expenses
Selling and marketing	178,310	-
General and administrative	2,923,080	1,045,297

Income from operations	8,529,800	6,968,932

Other income	285,646	189

Income before income taxes	8,815,446	6,969,121

Provision for income taxes	-	-

Net income	8,815,446	6,969,121

Foreign currency translation	48,051	245,146

Comprehensive income	$8,863,497	$7,214,267

See accompanying notes to the consolidated financial statements

OLYMPIC FORWARD TRADING COMPANY LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

			Accumulated
			Other
	Common	Retained	Comprehensive
	Stock	Earnings	Income	Total

As at January 1, 2005	1,291	$2,922,287	$-	$2,923,578

Net income	-	6,969,121	-	6,969,121
Foreign currency
Translation adjustment	-	-	245,146	245,146

As at December 31, 2005	1,291	9,891,408	245,146	10,137,845

Net income	-	8,815,446	-	8,815,446
Foreign currency
Translation adjustment	-	-	48,051	48,051
Dividends paid to shareholder	-	(9,893,310)	-	(9,893,310)

As at December 31, 2006	1,291	$8,813,544	$293,197	$9,108,032

See accompanying notes to the consolidated financial statements

OLYMPIC FORWARD TRADING COMAPANY LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2006	2005
Cash flows from operating activities
Net income for the year	$8,815,446	$6,969,121
Adjustments to reconcile net income to net
Cash (used in) provided by operating activities:
Depreciation and amortization	308,469	395,933
Changes in operating assets and liabilities:
Accounts receivable	(3,135,366)	(1,693,989)
Inventory	(2,046,292)	(1,844,734)
Prepaid expenses and other receivable	136,677	(3,013,598)
Due from director	(3,593,484)	-
Accounts payable	1,849,266	(124,224)
Due to directors	4,588,958	699,781
Customer deposits and accrued expenses	1,412,496	1,049,361
Other assets	10,355	(63,355)
Other taxes payable	2,240,290	40,717

Net cash flows from operating activities	10,586,815	2,415,013

Cash flows from investing activities
Capital injection to a subsidiary	(50,028)	(150,230)-
Purchase of fixed assets	(150,254)	(1,664,757))

Net cash flows used in investing activities	(200,282)	(1,814,987)

Cash flows from financing activities
Repayment of loan	(27,849)	(26,980)
Cash dividends paid to shareholders	(9,893,310)	-

Net cash outflows provided by financing activities	(9,921,159)	(26,980)

Net increase in cash and cash equivalents	465,374	573,046

Cash and cash equivalents - beginning of year	1,371,118	798,072

Cash and cash equivalents - end of year	$1,836,491	$1,371,118

See accompanying notes to the consolidated financial statements

OLYMPIC FORWARD TRADING COMAPANY LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

The Company was incorporated on October 22, 2002 under the laws of Hong Kong. The Company owns and operates four wholly owned subsidiaries in China including:

1.	Guangdong Taoda Drink Co., Limited
2.	Zhanjiang Taoda Drink Co., Limited
3.	Changchun Taoda Beverage Co., Limited
4.	Shandong Olympic Forward Drink Co., Limited

Each of these subsidiaries is a wholly owned foreign enterprise registered in China and is a bottled water producer. Each company produces and markets bottled water in China under a proprietary name and also bottles water on a contractual basis for other beverage and servicing companies. Each of these subsidiaries also engages in bottle design, production, packaging and delivery services.

NOTE 2 – PRINCIPLES OF CONSOLIDATION

For year ended and as of December 31, 2006 and 2005, the consolidated financial statements include the accounts of the Company and the following wholly-owned subsidiaries:

1.	Guangdong Taoda Drink Co., Limited
2.	Zhanjiang Taoda Drink Co., Limited
3.	Changchun Taoda Beverage Co., Limited
4.	Shandong Olympic Forward Drink Co., Limited

The accompanying consolidated financial statements include the accounts of its subsidiaries. All significant inter-company balances and transactions have been eliminated.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Economic and Political Risk

The Company’s major operations are conducted in China “PRC”. Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(a)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in Hong Kong and China through its wholly owned subsidiaries.

(c)	Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Company has recorded an allowance for doubtful accounts at December 31, 2006. There were no bad debts incurred during the years ended December 31, 2006 and 2005.

(d)	Inventories

Inventories consisting of raw materials, work-in-progress, and finished goods are stated at the lower of cost or net realizable value. Finished goods are comprised of direct materials, direct labor and a portion of overhead. Inventory costs are calculated using a weighted average, first in first out (FIFO) method of accounting.

(e)	Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized. The cost and the related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(f)	Land Use Right

According to the law of PRC, the government owns all the land in PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government for 40 to 50 years.

Land use right represent the cost for purchasing the right to use the leasehold land for the production facilities of Shandong Olympic Forward Drink Co., Limited. It is stated at cost less amortization. Land use rights are being amortized using the straight-line method over the lease term of 8 years.

Amortization expense for the years ended December 31, 2006 and 2005 was $11,564 for each year.

(g)	Depreciation and Amortization

The Company provides for depreciation of plant and equipment principally by use of the straight-line method for financial reporting purposes. Plant and equipment are depreciated over the following estimated useful lives:

Building	25 years
Furniture and fixtures	5 - 7 years
Machinery and equipment	3 - 5 years
Transportation equipment	5 - 7 years

The depreciation expense for the year ended December 31, 2006 and December 31, 2005 amounted to $296,905 and $384,369, respectively.

(h)	Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the periods ended December 31, 2006 and 2005.

(i) Income Tax

The Company has adopted the provisions of statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which incorporates the use of the asset and liability approach of accounting for income taxes. The Company allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of PRC and Hong Kong, the corporation income tax rate applicable ranges from 17.5% to 33%. At times generally accepted accounting principles requires the Company to recognize certain income and expenses that do not conform to the timing and conditions allowed by the PRC. The Company's income tax expense for year ended December 31, 2006 and December 31, 2005 were both zero.

(j) Fair Value of Financial Instruments

The carrying amounts of the Company's cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. Term debt secured by various properties have interest rates attached to them commensurate with the finance market at the time and management believes approximate fair values in the short as well as the long term. It is currently not practicable to estimate the fair value of the other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm's length with the Company's lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined.

(k)	Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the shipment of goods to customers. Revenue is recognized when all of the following criteria are met:

a)	Persuasive evidence of an arrangement exists,
b)	Delivery has occurred or services have been rendered,

c)	The seller's price to the buyer is fixed or determinable, and
d)	Collectibility is reasonably assured.

(l)	Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of December 31, 2006 and December 31, 2005, there was no dilutive security outstanding.

(m)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(n)	Retirement Benefits

The country of PRC mandates companies to contribute funds into the national retirement system, which benefits qualified employees based on where they were born within the country. The Company pays the required payment of qualified employees of the Company as a payroll tax expense. Very few employees in the Company fall under the mandatory conditions requiring the Company to pay as a payroll tax expense into the retirement system of the PRC. The Company provides no other retirement benefits to its employees.

(o)	Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

(p) Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). Capital accounts of the consolidated financial statements are translated into United States dollars from RMB at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year. The translation rates are as follows:

	2006	2005

Year end RMB : US$ exchange rate	7.807	8.070
Average yearly RMB : US$ exchange rate	7.939	8.201

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/$ exchange rate into a flexible rate under the control of the PRC's government.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollars ($) at the rates used in translation.

(q) Recent Accounting Pronouncements

Below is a listing of the most recent accounting standards SFAS 150-154 and their effect on the Company.

Statement No. 150

Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (Issued 5/03)

This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

Statement No. 151

Inventory Costs-an amendment of ARB No. 43, Chapter 4 (Issued 11/04)

This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight and re-handling costs may be so abnormal ass to require treatment as current period charges….” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

Statement No. 152

Accounting for Real Estate Time-Sharing Transactions (an amendment of FASB Statements No. 66 and 67)

This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2 and Accounting for Real Estate Time-Sharing Transactions.

This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, states that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2.

Statement No. 153

Exchanges of Non-monetary Assets (an amendment of APB Opinion No. 29)

The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, includes certain exceptions to the principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

Statement No. 154

Accounting Changes and Error Corrections (a replacement of APB Opinion No. 20 and FASB Statement No. 3)

This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

The Company does not expect that the adoption of other recent accounting pronouncements to have any material impact on its financial statements.

NOTE 4 – ACCOUNTS RECEIVABLE, NET

	As of December 31,
	2006	2005

Accounts receivable	$7,264,385	$3,855,002
Less: Allowance for doubtful accounts	(274,017)	-

Accounts receivable, net	$6,990,368	$3,855,002

NOTE 5 – INVENTORIES

Inventories consisting of raw materials and finished goods are stated at the lower of weighted average cost or market value. Inventories are bottled water and its raw material to manufacture the bottles.

Inventories as of December 31, 2006 and December 31, 2005 are summarized as follows:

	As of December 31,
	2006	2005

Raw materials	$4,029,724	$2,184,274
Work-in-progress	403,008	369,730
Finished goods	826,985	659,421

Total	$5,259,717	$3,213,425

NOTE 6 – PREPAID EXPENSES AND OTHER RECEIVABLES

Prepaid expenses consists of payments and deposits made by the Company to third parties in the normal course of business operations with no interest being charged and no fixed repayment terms. These payments are made for the purchase of goods and services that are used by the Company for its current operations.

The Company evaluates the amounts recorded as prepaid expenses and other receivables on a periodic basis and records a charge to the current operations of the Company when the related expense has been incurred or when the amounts reported as other receivables is no longer deemed to be collectible by the Company

Prepaid expenses and other receivables as of December 31, 2006 and December 31, 2005 are summarized as follows:

	December 31, 2006	December 31, 2005

Prepaid expenses	$4,241,640	$3,100,415
Other receivables	57,842	1,335,744

Total	$4,299,482	$4,436,159

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment of the Company consist primarily of manufacturing facilities and equipment owned and operated by the Company’s wholly owned subsidiaries in China. Property, plant and equipment as of December 31, 2006 and December 31, 2005 are summarized as follows:

	As of December 31,
	2006	2005

At cost:
Buildings	$281,670	$272,485
Machinery and equipment	4,626,823	4,497,621
Motor Vehicles	129,411	103,174
Office equipment	67,038	64,530
	5,104,942	4,937,810

Less: Accumulated depreciation
Buildings	$30,030	$20,456
Machinery and equipment	1,655,270	1,374,816
Motor Vehicles	50,172	36,649
Office equipment	19,263	10,913
	1,754,735	1,442,834

Plant and equipment , net	$3,350,207	$3,494,976

Depreciation expense for the years ended December 31, 2006 and 2005 was $296,905 and $384,369, respectively.

NOTE 8 – OTHER ASSETS

Other assets consist of an investment property owned by the Company and deferred expenses.

The investment property represents the cost of a residential apartment located in Hong Kong and is held by the Company for long term investment purpose. The investment property is carried at lower of cost or market value on the balance sheet of the Company as of December 31, 2006 and 2005.

Deferred expenses are expenses with economic benefits extending to a future periods. The Company considers these deferred expenses to be classified as intangible assets and tests the carrying amount for impairment on an annual basis. The Company determined that there was no impairment of deferred expenses as of December 31, 2006 and 2005.

	As of December 31,
	2006	2005

Investment property	$585,053	$586,845
Deferred expenses	53,001	63,355

TOTAL	$638,054	$650,200

NOTE 9 – CUSTOMER DEPOSITS, ACCRUED EXPENSES AND OTHER PAYABLES

	As of December 31,
	2006	2005

Other payables	$1,307,283	$2,479,218
Customer deposits	2,639,957	-
Accrued expenses	20,207	75,733

TOTAL	$3,967,447	$2,554,951

Other payables consist of amounts owed by the Company to various entities that are incurred by the Company outside of the normal course of business operations. These liabilities do not carry an interest rate and are generally payable within a year. Customer deposits consist of advance payments made by customers for the purchase of products from the Company.

NOTE 10 – LONG TERM DEBT, LESS CURRENT PORTION

The Company borrowed funds from a bank in October of 2003 to acquire an investment property that is held by the Company for long term investment purposes. The funds borrowed were collateralized by a mortgage on this investment property. The monthly installments of the long term loan vary from month to month depending on the interest rate and the interest rate the loan carried ranges from 5.5% to 5.6% per annum during 2006 and 2005. The long term debt matures in October 2012. The maturities of the long term bank borrowing for the next six years are summarized below:

	As of December 31,
Year Ended	2006	2005

2006	$-	$27,849
2007	28,700	28,700
2008	30,000	30,000
2009	32,000	32,000
2010	34,500	34,500
2011	38,000	38,000
2012	28,034	28,034

NOTE 11 – INCOME TAX AND DEFERRED TAX LIABILITIES

(a)  Corporation Income Tax ("CIT")

In accordance with the relevant tax laws and regulations of Hong Kong and PRC, the statutory corporate income tax rates are 17.5% for Hong Kong and 15% to 33% in PRC. The corporate income tax rates applicable to the Company and its subsidiaries for the year ended December 31, 2006 and December 31, 2005 were as follows:

	2006	2005

Olympic Forward Trading Company Limited	17.5%	17.5%
Guangdong Taoda Drink Co., Limited	33.0%	33.0%
Zhanjiang Taoda Drink Co., Limited	33.0%	33.0%
Changchun Taoda Beverage Co., Limited	33.0%	33.0%
Shandong Olympic Forward Drink Co., Limited	33.0%	33.0%

The actual and effective corporate income tax was 0% for both of the years ended December 31, 2006 and 2005. Each of the four subsidiaries of the Company is registered with the PRC as wholly owned foreign enterprises. According to the tax laws that are currently in effect in the PRC, wholly owned foreign enterprises are allowed a 100% tax exemption for two years and a 50% tax exemption for the subsequent two years

The Company's actual tax expense differs from the "expected" tax expense for the years ended December 31, 2006 and 2005 (computed by applying the CIT rate of 17.5% to net profits of Olympic Forward Trading Company Limited, 33% to net profit of Guangdong Taoda Drink Co., Limited, 33% to net profit of Zhanjiang Taoda Drink Co., Limited, 33% to net profit of Zhanjiang Taoda Drink Co., Limited, 33% to net profit of Changchun Taoda Beverage Co., Limited and 33% to net profit of Shandong Olympic Forward Drink Co., Limited).

	For the year ended December 31,
	2006	2005

Computed "expected" expense	$2,912,623	$2,299,809
Permanent difference due to tax exemption	(2,912,623)	(2,299,809)

TOTAL	$-	$-

The permanent difference originated from the two years tax exemption enjoyed by the subsidiaries of the Company for the year ended December 31, 2006 and December 31, 2005 under the PRC tax regulations.

The provisions for income taxes for each of the two years ended December 31 are summarized as follows:

As of December 31,
	2006	2005

Current	$-	$-
Deferred	-	-

TOTAL	$-	$-

There are no other timing differences between reported book or financial income and income computed for income tax purposes. Therefore, the Company has made no adjustment for deferred tax assets or liabilities.

(b)  Value Added Tax ("VAT")

There is no VAT under current tax laws in Hong Kong.

In accordance with the current tax laws in the PRC, the VAT rate for export sales is 0% and domestic sales is 17%. VAT is levied at 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may offset this tax liability from the VAT for the taxes that it has paid on eligible purchases. The VAT payable balance of $2,268,057 and $125,846 at December 31, 2006 and 2005, respectively has been accrued and reflected as taxes payable in the accompanying consolidated balance sheets.

NOTE 12 – RELATED PARTY TRANSACTIONS

Due to directors consists of advances from directors and payments on behalf of the Company by directors. Due to directors are unsecured and interest free with no fixed payment terms, but are expected to be repaid to the directors within the current year.

Due from directors consists of advances to directors and payments on behalf for directors. Due from directors is unsecured and interest free with no fixed payment terms.

NOTE 13 – COMMON STOCK

The Company authorized 10,000 shares $0.13 par value of common stock. The Company has a total of 10,000 shares of common stock outstanding as of December 31, 2006 and December 31, 2005.

NOTE 14 – CONTINGENCIES AND COMMITMENTS

Operating lease commitments

As of December 31, 2006 and 2005, three subsidiaries of the Company, including Guangdong Taoda Drink Co., Limited, Zhanjiang Taoda Drink Co., Limited and Changchun Taoda Beverage Co., Limited, had each arranged a non-cancelable operating lease with a third party for its production plant. The expected annual lease payments under these operating leases are as follows:

	As of December 31,
	2006	2005
For the year ended December 31,
2006	$-	$106,276
2007	106,276	106,276
2008	60,090	60,090

TOTAL	$166,366	$272,642

NOTE 15 – SUBSEQUENT EVENTS

On February 13, 2006, the Company and Guangdong Taoda Drink Co., Limited, one of the wholly owned subsidiaries of the Company, entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with UGODS, Inc. Pursuant to the terms of the Share Exchange Agreement, UGOD shall acquire 100% ownership of Guangdong Taoda Drink Co., Limited from the Company. Consideration to be issued by Ugods, Inc. shall be a total of 9,874,000 shares of its common stock in exchange for 100% ownership of Guangdong Taoda Drink Co., Limited. The closing of Share Exchange Agreement will close subject to the provisions and conditions of the Share Exchange Agreement and the discretion of the parties. The transaction has not yet closed as of the date of this report.

On February 16, 2007, the Company, Zhanjiang Taoda Drink Co. Limited, Changchun Taoda Beverage Co. Limited and Shandong Olympic Forward Drink Co. Limited, three of the wholly owned subsidiaries of the Company, entered into a Share Exchange Agreement (the “Share Exchange Agreement II”) with UGODS, Inc. Pursuant to the Agreement, the Company agreed to sell 100% of the equity ownership of Zhanjiang Taoda Drink Co. Limited, Changchun Taoda Beverage Co. Limited and Shandong Olympic Forward Drink Co. Limited to UGOD. In consideration of such purchase, UGOD will issue a total of 49,998,000 shares of its common stock to the Company. The closing of Share Exchange Agreement II will close subject to the provisions and conditions of the Share Exchange Agreement II and the discretion of the parties. The transaction has not yet closed as of the date of this report.

On May 11, 2007, the Company entered into an Amended and Restated Agreement for Share Exchange (the “Amended Agreement”) with UGODS, Inc.   The Agreement amends, restates, combines and supercedes each of (i) the Agreement for Share Exchange among the Company, Guangdong Taoda Beverage Company Limited and UGODS, Inc., dated as of February 13, 2007 and (ii) the Agreement for Share Exchange among the Company and Zhangjiang Taoda Drink Co. Limited, Changchun Taoda Beverage Co. Limited and Shandong Olympic Forward Drink Co. Limited and UGODS, Inc., dated as of February 16, 2007. Pursuant to the Agreement, UGODS, Inc. agreed to purchase 100% of the equity ownership of the Company through Gain Dynasty Investments Limited, a British Virgin Island registered company that the shareholders of the Company have established to hold the ownership of the Company.

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

UNAUDITED CONSOLIDATED BALANCE SHEET, JUNE 30, 2007	F-18

UNAUDITED STATEMENT OF OPERATIONS FOR THE QUARTER ENDED JUNE 30, 2007 AND 2006	F-19

UNAUDITED STATEMENT OF CASH FLOW FOR THE QUARTER ENDED JUNE 30, 2007 AND 2006	F-20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-21

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2007 (Unaudited)	December 31, 2006 (Unudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$28,179,611	$1,892,824
Accounts receivable, net of allowance for doubtful accounts	14,350,115	6,990,368
Inventories	6,356,631	5,259,717
Prepaid expenses and other receivables	5,362,774	4,299,482
Amount due from directors	4,259,122	3,593,484
Total current assets	58,508,253	22,035,875
PROPERTY, PLANT & EQUIPMENT, NET OF ACCUMULATED
DEPRECIATION	4,218,448	3,350,207
DEFERRED ASSETS	8,023	-
CONSTRUCTION PROGRESS	618	-
LAND USE RIGHT, NET OF ACCUMULATED AMORTIZATION	70,738	93,866
OTHER ASSETS	585,053	638,054
GOODWILL	6,193,974	-
TOTAL ASSETS	$69,585,107	$26,118,002

LIABILITIES AND STOCKHOLDERS’ EQUITY LIABILITIES
CURRENT LIABILITIES
Accounts payable	$3,988,953	$3,093,928
Customer deposits, accrued expenses and other payables	1,898,724	3,967,447
Payable to ex-shareholders of Pilpol (HK) Biological Limited	5,032,522	-
Current portion of long term debt	29,000	28,700
Deferred tax liabilities	2,721	-
Taxes payable	4,514,625	2,268,057
Note payable	25,750	25,750
Due to shareholders	7,090,177	50,000
Due to directors	-	7,432,971
Total current liabilities	22,582,72	16,866,853
LONG TERM DEBT, LESS CURRENT PORTION	149,751	162,534
TOTAL LIABILITIES	22,732,223	17,029,387

STOCKHOLDERS’ EQUITY
Preferred stock; 5,000,000 shares authorized; $0.001 par value; 4,477,612 and 0 shares issued and outstanding on June 30, 2007 and December 31, 2006, respectively	4,478	-
Common stock; 70,000,000 shares authorized; $0.001 par value; 70,000,000 and 10,128,000 shares issued and outstanding on June 30, 2007 and December 31, 2006, respectively	70,000	10,128
Subscription payable	5,332,522	-
Additional paid-in capital	26,353,870	-
Retained earnings	14,331,649	8,785,290
Accumulated other comprehensive income	760,365	293,197
TOTAL STOCKHOLDERS’ EQUITY	46,852,884	9,088,615

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$69,585,107	$26,118,002

See accompanying notes to the consolidated financial statements

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME (UNAUDITED)

	Six months ended June 30,		Three months ended June 30,
	2007	2006	2007	2006

REVENUE	$18,715,377	$16,096,279	$12,498,646	$8,830,226

COST OF SALES	(12,451,924)	(10,637,710)	(8,188,633)	(5,780,706)

GROSS PROFIT	6,263,453	5,458,569	4,310,013	3,049,520

OPERATING EXPENSES
Selling and distribution	-	(756)	-	(756)
General and administrative	(647,153)	(672,687)	(371,521)	(401,526)
Finance	(10,523)	(2,770)	(10,523)	(1,182)

INCOME FROM OPERATIONS	5,605,777	4,782,356	3,927,969	2,646,056

OTHER INCOME	8,078	554	8,078	554

INCOME BEFORE TAXATION	5,613,855	4,782,910	3,936,047	2,646,610

PROVISION FOR TAXATION	-	-	-	-

NET INCOME	$5,613,855	$4,782,910	$3,936,047	$2,646,610

FOREIGN CURRENCY TRANSLATION	467,168	344,241	506,804	210,215

COMPREHENSIVE INCOME	$6,081,023	$5,127,151	$4,442,851	$2,856,825

NET INCOME PER SHARE:
BASIC AND DILUTED	$0.28	$0.24	$0.13	$0.09

WEIGHTED AVERAGE SHARES OUTSTANDING BASIC AND DILUTED	20,051,536	20,051,536	29,866,022	29,866,022

See accompanying notes to the consolidated financial statements

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended June 30,
	2007	2006

Cash flows from operating activities
Net income for the period	$5,613,855	$4,782,910
Adjustments to reconcile net income to net
Cash (used in) provided by operating activities:
Depreciation and amortization	160,753	120,211
Changes in operating assets and liabilities:
Accounts receivable	(7,359,747)	(723,037)
Inventory	(1,096,914)	(1,754,890)
Prepaid expenses and other receivable	(1,063,292)	50,117
Due from director	2,154,210	-
Accounts payable	895,025	136,967
Due to directors	(7,432,971)	46,347
Customer deposits and accrued expenses	(2,068,723)	(1,450,781)
Due to shareholders	380,842	-
Net assets by way of acquisition (see note 9)	4,471,070	-
Other assets	506,625	465,272
Other taxes payable	2,246,568	920,704

Net cash (outflows)/inflows from operating activities	(2,592,699)	2,593,820

Cash flows from investing activities
Capital injection to a subsidiary	-	(50,028)
Deposit paid for acquisition of subsidiary	(300,000)	-
Purchase of fixed assets	(1,005,866)	(643,397)

Net cash outflows used in investing activities	(1,305,866)	(693,425)

Cash flows from financing activities
Repayment of loan	(12,483)	(13,917)
Issuance of preferred stock	4,478	-
Sales of preferred stock	30,193,357	-

Net cash inflows/(outflows) by financing activities	30,185,352	(13,917)

Net increase in cash and cash equivalents	$26,286,787	$1,886,478

Cash and cash equivalents - beginning of period	1,892,824	1,371,118

Cash and cash equivalents - end of period	$28,179,611	$3,257,596

See accompanying notes to the consolidated financial statements

CHINA WATER AND DRINKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

JUNE 30, 2007

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

As of June 30, 2007, the Company owns 100% equity interest and operates:

1.	Olympic Forward Trading Company Limited, a Hong Kong registered company that owns 100% equity interest of 4 wholly owned foreign enterprises registered in China including:

i.	Guangdong Taoda Drink Co., Limited
ii.	Zhanjiang Taoda Drink Co., Limited
iii.	Changchun Taoda Beverage Co., Limited
iv.	Shandong Olympic Forward Drink Co., Limited

The Company owns Olympic Forward Trading Company Limited through Gain Dynasty Investments Limited; a British Virgin Island registered company wholly owned by the Company.

2.
Pilpol (HK) Biological Limited, a Hong Kong registered company that owns 100% equity interest of Nanning Taoda Drink Company Limited, a wholly owned foreign enterprises registered in China. The Company owns Pilpol (HK) Biological Limited through Fine Lake International Limited; a British Virgin Island incorporated company wholly owned by the Company.

Each of the Chinese wholly owned foreign enterprises produces and markets bottled water in China under a proprietary name and also bottles water on a contractual basis for other beverage and servicing companies. Each of these wholly owned foreign enterprises also engages in bottle design, production, packaging and delivery services.

NOTE 2 - Principles of consolidation

For the quarter ended and as of June 30, 2007, the unaudited consolidated financial statements include the accounts of the Company and the following wholly-owned subsidiaries:

1.	Gain Dynasty Investments Limited
2.	Fine Lake International Limited
3.	Olympic Forward Trading Company Limited
4.	Pilpol (HK) Biological Limited
5.	Guangdong Taoda Drink Co., Limited
6.	Zhanjiang Taoda Drink Co., Limited
7.	Changchun Taoda Beverage Co., Limited
8.	Shandong Olympic Forward Drink Co., Limited
9.	Nanning Taoda Drink Company Limited

The accompanying unaudited consolidated financial statements of the Company include the accounts of its subsidiaries. All significant inter-company balances and transactions have been eliminated.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Economic and Political Risk

The Company’s major operations are conducted in China (“PRC”). Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(b) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in Hong Kong and China through its wholly owned subsidiaries.

(c) Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Company has recorded an allowance for doubtful accounts of $274,017 for six months ended June 30, 2007 and for the year ended December 31, 2006. There were no bad debts incurred for six months ended June 30, 2007 and the year ended December 31, 2006.

(d) Inventories

Inventories consisting of raw materials, work-in-progress, and finished goods are stated at the lower of cost or net realizable value. Finished goods are comprised of direct materials, direct labor and a portion of overhead. Inventory costs are calculated using a weighted average, first in first out (FIFO) method of accounting.

(e) Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized. The cost and the related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(f) Land Use Right

According to the law of the PRC, the government owns all the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government for 40 to 50 years.

Land use rights represent the cost for purchasing the right to use the leasehold land for the production facilities of Shandong Olympic Forward Drink Co., Limited. It is stated at cost less amortization. Land use rights are being amortized using the straight-line method over the lease term of 8 years.

Amortization expense was $11,564 for the quarters ended June 30, 2007 and 2006.

(g) Depreciation and Amortization

The Company provides for depreciation of plant and equipment principally by use of the straight-line method for financial reporting purposes. Plant and equipment are depreciated over the following estimated useful lives:

Building	25 years
Furniture and fixtures	5 - 7 years
Machinery and equipment	3 - 5 years
Transportation equipment	5 - 7 years

The depreciation expenses for the quarters ended June 30, 2007 and 2006 amounted to $137,625 and $148,453, respectively.

(h) Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the quarters ended June 30, 2007 and 2006.

(i) Income Tax

The Company has adopted the provisions of statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which incorporates the use of the asset and liability approach of accounting for income taxes. The Company allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of PRC and Hong Kong, the applicable corporation income tax rate ranges from 17.5% to 33%. At times generally accepted accounting principles requires the Company to recognize certain income and expenses that do not conform to the timing and conditions allowed by the PRC. The Company incurred no income tax expense for the quarters ended June 30, 2007 and 2006.

(j) Fair Value of Financial Instruments

The carrying amounts of the Company's cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. Term debt secured by various properties have interest rates attached to them commensurate with the finance market at the time and management believes approximate fair values in the short as well as the long term. It is currently not practicable to estimate the fair value of the other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm's length with the Company's lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined.

(k) Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the shipment of goods to customers. Revenue is recognized when all of the following criteria are met:

a)	Persuasive evidence of an arrangement exists,
b)	Delivery has occurred or services have been rendered,
c)	The seller's price to the buyer is fixed or determinable, and
d)	Collectibility is reasonably assured.

(l) Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of June 30, 2007 and December 31, 2006, there was no dilutive security outstanding.

(m) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(n) Retirement Benefits

The PRC mandates companies to contribute funds into the national retirement system, which benefits qualified employees based on where they were born within the country. The Company pays the required payment of qualified employees of the Company as a payroll tax expense. Very few employees in the Company fall under the mandatory conditions requiring the Company to pay as a payroll tax expense into the retirement system of the PRC. The Company provides no other retirement benefits to its employees.

(o) Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

(p) Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars (US$). The functional currency of the Company is the Renminbi (RMB) and Hong Kong dollar (HK$). Capital accounts of the consolidated financial statements are translated into US$ from RMB and HK$ at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year. The translation rates are as follows:

	June 30, 2007	December 31, 2006

Year end RMB : US$ exchange rate	7.605	7.807
Average yearly RMB : US$ exchange rate	7.807	7.939

Year end HK$ : US$ exchange rate	7.800	7.800
Average yearly HK$ : US$ exchange rate	7.800	7.800

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(q) Recent Accounting Pronouncements

Below is a listing of the most recent accounting standards SFAS 150-154 and their effect on the Company.

Statement No. 150

Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (Issued 5/03)

This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

Statement No. 151

Inventory Costs-an amendment of ARB No. 43, Chapter 4 (Issued 11/04)

This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight and re-handling costs may be so abnormal ass to require treatment as current period charges….” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

Statement No. 152

Accounting for Real Estate Time-Sharing Transactions (an amendment of FASB Statements No. 66 and 67)

This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2 and Accounting for Real Estate Time-Sharing Transactions.

This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, states that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2.

Statement No. 153

Exchanges of Non-monetary Assets (an amendment of APB Opinion No. 29)

The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, includes certain exceptions to the principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assts and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

Statement No. 154

Accounting Changes and Error Corrections (a replacement of APB Opinion No. 20 and FASB Statement No. 3)

This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

The Company does not expect that the adoption of other recent accounting pronouncements to have any material impact on its financial statements.

NOTE 4 – BUSINESS COMBINATIONS AND ACQUISITIONS

The Company was incorporated in the State of Nevada on February 8, 2005 as UGODS, Inc. On May 30, 2007, the Company completed the Amended and Restated Agreement for Share Exchange (the “Exchange Agreement”) with Gain Dynasty Investments Limited (“Gain Dynasty”) to purchase 100% of the equity ownership of Gain Dynasty in exchange for a total of 59,872,000 shares of the Company’s common stock. The Exchange Agreement resulted in a change of control of the Company. For accounting purposes such share exchange was treated as an acquisition of the Company by, and a re-capitalization of, Gain Dynasty. Gain Dynasty is the accounting acquirer and the results of its operations carry over under reverse merger accounting.

On June 15, 2007, the Company through its wholly owned subsidiary Fine Lake International Limited acquired 100% equity of Pilpol (HK) Biological Limited (“Pilpol”) for an amount of cash equal to $5,332,522 and 1,523,578 shares of the Company’s common stock. Pilpol became a consolidating subsidiary of the Company on June 15, 2007 and the results of Pilpol’s operations on and after June 15, 2007 were consolidated into the financial results of the Company under acquisition accounting. As of August 14, 2007, no shares have been issued to Pilpol.

NOTE 5 – ACCOUNTS RECEIVABLE, NET OF ALLOWANCE FOR DOUBTFUL ACCOUNTS

	June 30, 2007	December 31, 2006

Accounts receivable	$14,624,132	$7,264,385
Less: Allowance for doubtful accounts	(274,017)	(274,017)

Accounts receivable, net	$14,350,115	$6,990,368

NOTE 6 – INVENTORIES

Inventories consisting of raw materials and finished goods are stated at the lower of weighted average cost or market value. Inventories are bottled water and the raw material used to manufacture the bottles.

Inventories as of June 30, 2007 and December 31, 2006 are summarized as follows:

	June 30, 2007	December 31, 2006

Raw materials	$4,378,046	$4,029,724
Work-in-progress	424,825	403,008
Finished goods	1,553,760	826,985

Total	$6,356,631	$5,259,717

NOTE 7 – PREPAID EXPENSES AND OTHER RECEIVABLES

Prepaid expenses consists of payments and deposits made by the Company to third parties in the normal course of business operations with no interest being charged and no fixed repayment terms. These payments are made for the purchase of goods and services that are used by the Company for its current operations.

The Company evaluates the amounts recorded as prepaid expenses and other receivables on a periodic basis and records a charge to the current operations of the Company when the related expense has been incurred or when the amounts reported as other receivables is no longer deemed to be collectible by the Company

NOTE 8 – PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION

Property, plant and equipment of the Company consist primarily of manufacturing facilities and equipment owned and operated by the Company’s wholly owned subsidiaries in China. Property, plant and equipment as of June 30, 2007 and December 31, 2006 are summarized as follows:

	June 30, 2007	December 31, 2006

At cost:
Buildings	$281,670	$281,670
Machinery and equipment	5,627,697	4,626,823
Motor Vehicles	129,411	129,411
Office equipment	72,030	67,038
	6,110,808	5,104,942

Less: Accumulated depreciation
Buildings	$33,200	$30,030
Machinery and equipment	1,777,005	1,655,270
Motor Vehicles	58,188	50,172
Office equipment	23,967	19,263
	1,892,360	1,754,735

Plant and equipment, net	$4,218,448	$3,350,207

Depreciation expense for the quarter ended June 30, 2007 and year ended December 31, 2006, was $137,625 and $296,905, respectively.

NOTE 9 – OTHER ASSETS

Other assets consist of an investment property owned by the Company and deferred expenses.

The investment property represents the cost of a residential apartment located in Hong Kong and is held by the Company for long term investment purpose. The investment property is carried at lower of cost or market value on the balance sheet of the Company as of June 30, 2007 and December 31, 2006.

Deferred expenses are expenses with economic benefits extending to a future periods. The Company considers these deferred expenses to be classified as intangible assets and tests the carrying amount for impairment on an annual basis. The Company determined that there was no impairment of deferred expenses as of June 30, 2007 and December 31, 2006.

	June 30, 2007	December 31, 2006

Investment property	$585,053	$585,053
Deferred expenses	-	53,001

TOTAL	$585,053	$638,054

NOTE 10 – GOODWILL

On June 15, 2007, the Company acquired 100% of the outstanding equity of Pilpol (HK) Biological Limited (“Pilpol”). Pilpol owns and operates Nanning Taoda Drink Company Limited, a PRC company which is a bottled water production company located at Nanning City, China.

The acquisition cost was $5,332,522 in cash and 1,523,578 shares of the Company common stock valued at $5,332,522 in aggregate. 1,523,578 shares of the Company common stock were not issued as of June 30, 2007 and shall be issued out on the 30th day following the effective date of the initial registration statement filed by the Company pursuant to the Registration Rights Agreement in associated with the Securities Purchase Agreement entered into by the Company on May 31, 2007. As of August 14, 2007, no shares had been issued to Pilpol.

The following represents the allocation of the acquisition cost to the net assets acquired based on their respective estimated fair values at the date of acquisition:

Cash and cash equivalents	$1,416,109
Accounts receivables	2,298,933
Inventories	646,126
Prepayment, deposit and other receivable	991,707
Amount due from directors	474,713
Property, plant and equipment, net	958,867

TOTAL ASSET PURCHASED	$6,786,455

Accounts payable	$593,501
Payable to the Company	234,948
Amount due to shareholders	330,842
Other payable and accrued expenses	32,814
Taxes payable	1,123,280

TOTAL LIABILITIES ASSUMED	$2,315,385

NET ASSET ACQUIRED	$4,471,070
TOTAL CONSIDERATION PAID	10,665,044

GOODWILL	$6,193,974

NOTE 11 – CUSTOMER DEPOSITS, ACCRUED EXPENSES AND OTHER PAYABLES

Other payables consist of amounts owed by the Company to various entities that are incurred by the Company outside of the normal course of business operations. These liabilities do not carry an interest rate and are generally payable within a year. Customer deposits consist of advance payments made by customers for the purchase of products from the Company.

Customer deposits, accrued expenses and other payables as of June 30, 2007 and December 31, 2006 are summarized as follows:

	June 30, 2007	December 31, 2006

Customer deposits	$-	$2,639,957
Accrued expenses	-	20,207
Other payables	1,898,724	1,307,283

Total	$1,898,724	$3,967,447

NOTE 12 – PAYABLE TO EX-SHAREHOLDERS OF PILPOL (HK) BIOLOGICAL LIMITED

On June 15, 2007, the Company acquired 100% of the outstanding equity of Pilpol (HK) Biological Limited (“Pilpol”) for a cash consideration of $5,332,522 and 1,523,578 shares of the Company common stock to ex-shareholders of Pilpol. See also NOTE 9. As of June 30, 2007, $300,000 was paid to ex-shareholders of Pilpol and $5,032,522 was recorded as payable to ex-shareholders of Pilpol.

NOTE 13 – CURRENT PORTION OF LONG TERM DEBT

The Company borrowed funds from Bank of China, Hong Kong Branch in October 2003 to acquire an investment property that is held by the Company for long term investment purposes. The funds borrowed were secured by a mortgage on this investment property. The monthly installments of the long term loan vary from month to month depending on the interest rate and the interest rate the loan carried ranges from 5.5% to 5.6% per annum during first six months of 2007 and 2006. The long term debt matures in October 2012. The maturities of the long term bank borrowing for the next six years are summarized below:

Year Ended	June 30, 2007	December 31, 2006

2006	$-	$27,849
2007	28,700	28,700
2008	30,000	30,000
2009	32,000	32,000
2010	34,500	34,500
2011	38,000	38,000
2012	28,034	28,034

NOTE 14 – INCOME TAX AND DEFERRED TAX LIABILITIES

(a) Corporation Income Tax ("CIT")

In accordance with the relevant tax laws and regulations of Hong Kong and PRC, the statutory corporate income tax rates are 17.5% for Hong Kong and 15% to 33% in the PRC. The corporate income tax rates applicable to the Company and its subsidiaries for the quarters ended June 30, 2007 and 2006 were as follows:

	June 30
	2007	2006

China Water and Drinks Inc.	17.5%	17.5%
Gain Dynasty Investments Limited	17.5%	17.5%
Fine Lake International Limited	17.5%	17.5%
Olympic Forward Trading Company Limited	17.5%	17.5%
Pilpol (HK) Biological Limited	17.5%	17.5%
Guangdong Taoda Drink Co., Limited	33.0%	33.0%
Zhanjiang Taoda Drink Co., Limited	33.0%	33.0%
Changchun Taoda Beverage Co., Limited	33.0%	33.0%
Shandong Olympic Forward Drink Co., Limited	33.0%	33.0%
Nanning Taoda Drink Company Limited	33.0%	33.0%

The actual and effective corporate income tax was 0% for the quarters ended June 30, 2007 and 2006. Each of the five subsidiaries of the Company is registered with the PRC as wholly owned foreign enterprises. According to the tax laws that are currently in effect in the PRC, wholly owned foreign enterprises are allowed a 100% tax exemption for two years and a 50% tax exemption for the subsequent three years

The Company's actual tax expense differs from the "expected" tax expense for the six months ended June 30, 2007 and for the year ended December 31, 2006 (computed by applying the CIT rate of 17.5% to net profits of China Water and Drinks Inc., 33% to net profit of Guangdong Taoda Drink Co., Limited, 33% to net profit of Zhanjiang Taoda Drink Co., Limited, 33% to net profit of Zhanjiang Taoda Drink Co., Limited, 33% to net profit of Changchun Taoda Beverage Co., Limited, 33% to net profit of Shandong Olympic Forward Drink Co., Limited and 33% to net profit of Nanning Taoda Drink Company Limited) are summarized as follow:

	June 30, 2007	December 31, 2006

Computed "expected" expense	$1,852,572	$2,912,623
Permanent difference due to tax exemption	(1,852,572)	(2,912,623)

TOTAL	$-	$-

The permanent difference originated from the two years tax exemption enjoyed by the subsidiaries of the Company for the six months ended June 30, 2007 and for the year ended December 31, 2006 under the PRC tax regulations.

There are no other timing differences between reported book or financial income and income computed for income tax purposes. Therefore, the Company has made no adjustment for deferred tax assets or liabilities.

(b) Value Added Tax ("VAT")

There is no VAT under current tax laws in Hong Kong.

In accordance with the current tax laws in the PRC, the VAT rate for export sales is 0% and domestic sales is 17%. VAT is levied at 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may offset this tax liability from the VAT for the taxes that it has paid on eligible purchases. The VAT payable balances of $4,514,025 and $2,268,057 as of June 30, 2007 and December 31, 2006, respectively, have been accrued and reflected as taxes payable in the accompanying consolidated balance sheets.

NOTE 15 – RELATED PARTY TRANSACTIONS

Amounts due to shareholders consist of advances from shareholders and payments on behalf of the Company by the shareholders. Amounts due to shareholders are unsecured and interest free with no fixed payment terms, but are expected to be repaid to the shareholders within the current year.

Amounts due from directors consist of advances to directors and payments on behalf for directors. Amounts due from directors are unsecured and interest free with no fixed payment terms.

NOTE 16 – LONG TERM DEBT, LESS CURRENT PORTION

See also NOTE 12. The long term portion of the long term bank borrowing as of June 30, 2007 and December 31, 2006 are summarized below:

	June 30, 2007	December 31, 2006

Long term portion of the bank borrowing	$149,751	$162,534

NOTE 17 – PREFERRED STOCK

The Company has 5,000,000 shares of Series A Convertible Preferred Stock authorized at $0.001 par value per share (the “Preferred Stock”).

On May 31, 2007, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with investors for the sale of 4,477,612 shares of Preferred Stock. Each share of Preferred Stock is convertible into 5 shares of the Company’s common stock, par value $.001 per share on the second trading day following the filing with the State of Nevada of an amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of common stock from 70,000,000 to 150,000,000 shares. As of June 30, 2007, such amendment to the Company’s Articles of Incorporation was not effective and the Preferred Stock was not dilutive in nature as of June 30, 2007. On July 12, 2007, 4,477,612 shares of Preferred Stock were converted into 22,388,060 shares of the Company’s common stock.

NOTE 18 – COMMON STOCK

The Company has 70,000,000 shares of common stock authorized at $0.01 par value per share. On May 30, 2007, the Board of Directors and a majority of the shareholders of the Company each approved filing with the State of Nevada of an amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of Common Stock of the Registrant from 70,000,000 to 150,000,000 shares. As of June 30, 2007, such amendment to the Company’s Articles of Incorporation was not effective.

As of December 31, 2006 and before May 30, 2007, the company had 10,128,000 shares of common stock issued and outstanding. On May 30, 2007, the Company completed the Amended and Restated Agreement for Share Exchange (the “Exchange Agreement”) with Gain Dynasty Investments Limited (“Gain Dynasty”) to purchase 100% of the equity ownership of Gain Dynasty in exchange for a total of 59,872,000 shares of the Company’s common stock. See also NOTE 4

As of June 30, 2007, the Company had 70,000,000 shares of common stock issued and outstanding.

NOTE 19 – SUBSCRIPTION PAYABLE

On June 15, 2007, the Company acquired 100% of the outstanding equity of Pilpol (HK) Biological Limited (“Pilpol”) for a cash consideration of $5,332,522 and 1,523,578 shares of the Company common stock to ex-shareholders of Pilpol. See also NOTE 9. As of June 30, 2007, 1,523,578 shares of the Company’s common stock have not yet been issued to the ex-shareholders of Pilpol and the commitment of issuance of shares was recorded as subscription payable.

NOTE 20 – SUBSEQUENT EVENTS

On July 10, 2007, the Company’s filing with the State of Nevada of an amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of common stock from 70,000,000 to 150,000,000 shares was approved and, on July 12, 2007, 4,477,612 shares of Preferred Stock were converted into 22,388,060 shares of Company’s common stock.

CHINA WATER AND DRINKS INC.
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

INDEX TO PRO-FORMA FINANCIAL STATEMENTS

UNAUDITED PRO-FORMA COMBINED CONSOLIDATED BALANCE SHEET, DECEMBER 31, 2006	F-34

UNAUDITED PRO-FORMA COMBINED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2006	F-35

UNAUDITED PRO-FORMA COMBINED CONSOLIDATED BALANCE SHEET, JUNE 30, 2007	F-36

UNAUDITED PRO-FORMA COMBINED STATEMENT OF INCOME FOR THE PERIOD ENDED JUNE 30, 2007	F-37

NOTES TO UNAUDITED PRO-FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS	F-38

CHINA WATER AND DRINKS INC.
UNAUDITED PRO-FORMA COMBINED CONSOLIDATED BALANCE SHEET,
DECEMBER 31, 2006

	CWDK Historical	Pilpol Historical	Pro forma Adjustment		Pro forma Combined
ASSETS
Current assets
Cash and cash equivalent	$1,892,824	$546,697			$	$ 2,439,521
Accounts receivable	6,990,368	1,670,207				8,660,575
Inventories	5,259,717	894,621				6,154,338
Deposits, prepayment and other receivables	4,299,482	116,961				4,416,443
Total current assets	18,442,391	3,228,486	-			21,670,877

Property, plant and equipment, net of accumulated depreciation	3,350,207	962,534				4,312,741
Due from directors	3,593,484	409,888				4,003,372
Land use right, net of accumulated amortization	93,866					93,866
Other assets	638,054					638,054
Goodwill			7,997,612	(1)		7,997,612

TOTAL ASSETS	$26,118,002	$4,600,908	$7,997,612			$38,716,522

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Accounts payable	$3,093,928	$841,396			$	$ 3,935,324
Customer deposits, accrued expenses and other payables	3,967,447	494				3,967,941
Payable to ex-shareholders of Pilpol (HK) Biological Limited			5,032,522	(2)		5,032,522
Current portion of long term debt	28,700					28,700
Taxes payable	2,268,057	586,975				2,855,032
Note Payable	25,750					25,750
Due to directors	7,482,971	504,611				7,987,582
Total current liabilities	16,866,853	1,933,476	5,032,522			23,832,851

Long term debt, less current portion	162,534					162,534

TOTAL LIABILITIES	17,029,387	1,933,476	5,032,522			23,995,385

STOCKHOLDERS’ EQUITY
Common stock	10,128	1,282	(1,282	)(3)		10,128
Subscription payable	-		5,332,522	(4)		5,332,522
Additional paid-in capital						-
Retained earnings	8,785,290	2,621,811	(2,366,150	)(5)		9,040,951
Accumulated other comprehensive income	293,197	44,339				337,536
TOTAL STOCKHOLDERS’ EQUITY	9,088,615	2,667,432	2,965,090			14,721,137

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,118,002	$4,600,908	$7,997,612			$38,716,522

CHINA WATER AND DRINKS INC.

UNAUDITED PRO-FORMA COMBINED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2006

	CWDK Historical	Pilpol Historical	Pro forma Adjustment	Pro forma Combined

REVENUE	$35,700,410	$9,367,578	$-	$45,067,988

COST OF SALES	(24,069,220)	(6,157,329)	-	(30,226,549)

GROSS PROFIT	11,631,190	3,210,249	-	14,841,439

OPERATING EXPENSES
Selling and distribution	-	-	-	-
General and administrative	(3,101,390)	(589,052)	-	(3,690,442)
Finance		624	-	624

INCOME FROM OPERATIONS	8,529,800	2,621,821	-	11,151,621

OTHER INCOME	285,646	-	-	285,646

INCOME BEFORE TAXATION	8,815,446	2,621,821	-	11,437,267

PROVISION FOR TAXATION	-	-	-	-

NET INCOME	$8,815,446	$2,621,821	$-	$11,437,267

CHINA WATER AND DRINKS INC.
UNAUDITED PRO-FORMA COMBINED CONSOLIDATED BALANCE SHEET
June 30, 2007

	CWDK Historical	Pilpol Historical	Pro forma Adjustment			Pro forma Combined

ASSETS
Current assets
Cash and cash equivalent	$26,812,221	$1,367,390	$			$28,179,611
Accounts receivable	12,051,182	2,298,933				14,350,115
Inventories	5,710,505	646,126				6,356,631
Deposits, prepayment and other receivables	4,371,067	991,707				5,362,774
Total current assets	48,944,975	5,304,156		-		54,249,131

Property, plant and equipment, net of accumulated depreciation	3,259,581	958,867				4,218,448
Due from directors	3,784,409	474,713				4,259,122
Deferred Assets	8,023					8,023
Construction Progress	618					618
Land use right, net of accumulated amortization	70,738					70,738
Other assets	585,053					585,053
Goodwill				6,193,974	(1)	6,193,974

TOTAL ASSETS	$56,653,397	$6,737,736		$6,193,974		$69,585,107

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Accounts payable	$3,395,452	$593,501	$			$3,988,953
Customer deposits, accrued expenses and other payables	1,865,910	32,814				1,898,724
Payable to ex-shareholders of Pilpol (HK) Biological Limited				5,032,522	(2)	5,032,522
Current portion of long term debt	29,000					29,000
Deferred tax liabilities	2,721					2,721
Taxes payable	3,391,345	1,123,280				4,514,625
Note Payable	25,750					25,750
Due to directors	6,759,335	330,842				7,090,177
Total current liabilities	15,469,513	2,080,437		5,032,522		22,582,472

Long term debt, less current portion	149,751					149,751

TOTAL LIABILITIES	15,619,264	2,080,437		5,032,522		22,732,223

STOCKHOLDERS’ EQUITY
Preferred Stock	4,478					4,478
Common stock	70,000	1,282		(1,282	)(3)	70,000
Subscription payable	-			5,332,522	(4)	5,332,522
Additional paid-in capital	26,353,870					26,353,870
Retained earnings	13,992,332	4,509,105		(4,169,788	)(5)	14,331,649
Accumulated other comprehensive income	613,453	146,912				760,365
TOTAL STOCKHOLDERS’ EQUITY	41,034,133	4,657,299		1,161,452		46,852,884

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$56,653,397	$6,737,736		$6,193,974		$69,585,107

CHINA WATER AND DRINKS INC.
UNAUDITED PRO-FORMA COMBINED STATEMENT OF INCOME FOR THE PERIOD ENDED
JUNE 30, 2007

	CWDK Historical	Pilpol Historical	Pro forma Adjustment	Pro forma Combined

REVENUE	$18,715,377	$5,764,050	$-	$24,479,427

COST OF SALES	(12,451,924)	(3,670,186)	-	(16,122,110)

GROSS PROFIT	6,263,453	2,093,864	-	8,357,317

OPERATING EXPENSES
Selling and distribution	-	-	-	-
General and administrative	(647,153)	(442,450)	-	(1,089,603)
Finance	(10,523)	(738)	-	(11,261)

INCOME FROM OPERATIONS	5,605,777	1,650,676	-	7,256,453

OTHER INCOME	8,078	1,671	-	9,749

INCOME BEFORE TAXATION	5,613,855	1,652,347	-	7,266,202

PROVISION FOR TAXATION	-	-	-	-

NET INCOME	$5,613,855	$1,652,347	$-	$7,266,202

CHINA WATER AND DRINKS INC.

NOTES TO PRO-FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 BASIS OF PRESENTATION

The unaudited pro-forma consolidated financial statements include the accounts of China Water and Drinks, Inc. and subsidiaries (“CWD” or the “Company”), Pilpol (HK) Biological Limited (“Pilpol”.) and Nanning Taoda Drink Company Limited (“Nanning”).

On June 15, 2007, the Company through its wholly owned subsidiary Fine Lake International Limited acquired 100% equity of Pilpol for an amount of cash equal to $5,332,522 and 1,523,578 shares of the Company’s common stock. The acquisition cost was $5,332,522 in cash and 1,523,578 shares of the Company common stock valued at $5,332,522 in aggregate.

Pilpol became a consolidating subsidiary of the Company on June 15, 2007 and the results of Pilpol’s operations on and after June 15, 2007 were consolidated into the financial results of the Company under acquisition accounting. As of August 14, 2007, no shares have been issued to the shareholders of Pilpol.

NOTE 2 PRO FORMA FINANCIAL STATEMENTS

The Company acquired 100% ownership of Pilpol through Fine Lake (It has no business transactions except as an investment holding company for Pilpol). The accompanying unaudited pro forma combined financial statements are based upon the historical condensed balance sheets and consolidated statements of income of the Company and Pilpol. The unaudited pro forma combined balance sheet has been prepared as if the acquisition occurred on June 30, 2007 and December 31, 2006. The unaudited pro forma combined financial statements of operations for the year ended December 31, 2006 and for the six months ended June 30, 2007 have been prepared as if the acquisition had occurred on January 1, 2006. The statements are based on acquisition accounting. Goodwill is created when the total consideration paid for the acquisition is greater than the net asset acquired. The pro forma information may not be indicative of the results that actually would have occurred if the merger had been in effect from and on the dates indicated or which may be obtained in the future.

NOTE 3 CONSOLIDATING ENTRIES

The consolidating entries on the pro-forma consolidated balance sheet to eliminate investments in subsidiary accounts:

(1)	Goodwill is created due to the total consideration paid is greater than the net asset acquired
(2)	Payable to the ex-shareholders of Pilpol is created because the cash portion of the consideration for this acquisition was not paid to the ex-shareholders of Pilpol as of June 30, 2007.
(3)	Elimination of the share capital of Pilpol
(4)	Subscription payable is created because the stock portion of the consideration for this acquisition was not paid to the ex-shareholders of Pilpol as of June 30, 2007
(5)	Elimination of deficits of Pilpol during this acquisition

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers, directors and employees are indemnified as provided by our articles of incorporation, bylaws and Nevada law. Please refer to ‘‘Disclosure of Commission Position on Indemnification for Securities Act Liabilities’’ for a description of such indemnification provisions.

Our articles of incorporation limit the liability of our directors and officers under certain circumstances. Article 12 of our articles of incorporation provides that no director or officer of the company will be liable to the company or to the stockholders for damages for any breach of fiduciary duty; provided, however, that a director or officer will be liable for damages which result from any of the following: acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of any improper dividend or distribution.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether  indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.  The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, both of which are likely to materially reduce the market and price for our shares.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$6,118
Printing Expenses *	5,000
Legal Fees and Expenses *	100,000
Accounting Fees and Expenses *	10,000
Total	$121,118

* Estimated

RECENT SALES OF UNREGISTERED SECURITIES

The following represent sales of unregistered securities of China Water and Drinks Inc. f/k/a/ Ugods, Inc (the “Company”) in the last three years:

On February 8, 2005, the Company sold 10,000,000 shares of its common stock to Alexander Long for an aggregate purchase price of $10,000. According to the prior filings made by Ugods, Inc with the Commission, the sale of all such shares were exempt from the registration under Regulation S of the Securities Act.

On April 20, 2005, the Company sold 128,000 shares of its common stock to certain investors in a private placement for a purchase price of $0.25 per share. According to the prior filings made by Ugods, Inc with the Commission, the sale of all such shares were exempt from the registration under Regulation S of the Securities Act.

On May 11, 2007, we entered into an Amended and Restated Share Exchange Agreement (the “Amended Share Exchange Agreement”) with Gain Dynasty Investments Limited (“Gain Dynasty”) and Mr. Xu Hong Bin, the sole shareholder of Gain Dynasty. Pursuant to the Amended Share Exchange Agreement, we agreed to issue to Xu Hong Bin, the sole shareholder of Gain Dynasty, a total of 59,872,000 shares of our common stock in exchange for all of the issued and outstanding shares of Gain Dynasty (the “Share Exchange”). Gain Dynasty is the owner of 100% of the issued and outstanding shares of Olympic Forward Trading Company Limited (“Olympic”). Olympic is the owner of 100% of the issued and outstanding shares of Guangdong Taoda Beverage Company, Limited (“Guangdong Taoda”), Zhanjiang Taoda Drink Co. Limited (“Zhanjiang Taoda”), Changchun Taoda Beverage Co. Limited (“Changchun Taoda”) and Shandong Olympic Forward Drink Co. Limited (“Shandong”). On May 30, 2007, we consummated the Share Exchange, pursuant to which Gain Dynasty became our direct wholly owned subsidiary and Olympic, Guangdong Taoda, Zhanjiang Taoda, Changchun Taoda and Shandong became our indirectly wholly owned subsidiaries. In connection with our consummation of the Share Exchange we issued to Xu Hong Bin and certain additional individuals designated by Mr Xu, a total of 59,872,000 shares of our common stock. The issuance of these shares of our common stock to Mr Xu and to each of his designees was exempt from registration pursuant to Regulation S under the Securities Act due to the fact that the offering of these shares was not made in the United States and that each of such individuals is a non-U.S. Person (as defined in the Securities Act).

On June 4, 2006, the Company consummated the sale of 4,477,612 shares of its Series A Convertible Preferred Stock, par value $.001 per share (“Series A Preferred Stock”) to certain investors (the “Investors”) for gross proceeds of $30,000,000 (the “Share Sale”). Each share of Series A Preferred Stock was convertible into five shares of the Company’s common stock (the “Share Sale”). On July 12, 2007, all of the outstanding shares of Series A Preferred Stock were converted into 22,388,061 shares of common stock. The sale to the Investors of the Series A Preferred Stock and the underlying shares of common stock issued upon conversion of the Series A Preferred Stock was exempt from registration pursuant to Regulation D of the Securities Act due to the limited number of individuals involved, their status as accredited investors and transfer restrictions and legends on the share certificates. The Company paid $3,000,000 in placement agent fees in connection with the Share Sale.

On June 15, 2007, we and Fine Lake International Limited, a wholly-owned subsidiary of the Company entered into a Stock Purchase Agreement (the “Agreement”) with Mr. Peter Ng and Ms. Connie Leung, the sole shareholders (the “Nanning Shareholders”) of Pilpol (HK) Biological Limited, a Hong Kong corporation (“Pilpol”) pursuant to which Fine Lake agreed to purchase all of the outstanding equity of Pilpol . Pilpol owns and operates Nanning Taoda Drink Company Limited (“Nanning”), a PRC company which is a bottled water production company located at Nanning City, in the Guangxi Province of the People’s Republic of China. The transactions contemplated by the Stock Purchase Agreement were consummated as of June 15, 2007. In consideration for the acquisition of 100% of the outstanding equity of Pilpol the Company agreed to issue to the Nanning Shareholders, 1,523,578 shares of its common stock and to pay to the Nanning Shareholders, cash equal to $5,332,522. The 1,523,578 shares of our common stock shall be issued on the 30th day following the effective date of the initial registration statement filed by us pursuant to the Registration Rights Agreement entered into in connection with the Share Sale. The issuance of these shares of our common stock to each of the Nanning Shareholders will be exempt from registration pursuant to Regulation S under the Securities Act due to the fact that the offering of these shares was not made in the United States and that each of the Nanning Shareholders is a non-U.S. Person (as defined in the Securities Act).

On August 24, 2007, we and Pilpol, our indirect wholly-owned subsidiary entered into a Stock Purchase Agreement with Haoyang Bian, the sole shareholder (the “Shenyang Shareholder”) of Shenyang Aixin Company Limited (“Shenyang”) pursuant to which Pilpol agreed to purchase 66.67% of the outstanding equity of Shenyang (the “Shares”). Shenyang, a PRC company is a bottled water production company located at Shenyang City, in the Jilin Province of the People’s Republic of China. The acquisition of the Shares by Pilpol was consummated on August 24, 2007.

In consideration the sale of the Shares, the Company, on behalf of Pilpol, agreed to pay the Shenyang Shareholder $1,060,000 in cash and to issue to the Shenyang Shareholder, 177,300 shares of its common stock. In accordance with the terms of the Agreement, the shares of common stock comprising the stock consideration will be issued to the Shenyang Shareholder on the 30th day after the effective date of the initial registration statement filed by us pursuant to the Registration Rights Agreement entered into in connection with the Share Sale. The issuance of the shares of our common stock to the Shenyang Shareholders will be exempt from registration pursuant to Regulation S under the Securities Act due to the fact that the offering of these shares was not made in the United States and that the Shenyang Shareholder is a non-U.S. Person (as defined in the Securities Act).

On August 31, 2007, we entered into a Stock Purchase Agreement (the “Agreement”) with Cai Yingren and Wu Wen (collectively, the “Sellers”), each being shareholders of Hutton Holdings Corporation, a Nevada corporation (“Hutton”) pursuant to which we agreed to purchase an aggregate of 11,000,000 shares of common stock, $0.001 par value of Hutton (the “Huttonn Common Shares”) and 5,000,000 shares of preferred stock of Hutton (the “Hutton Preferred Shares”, and together with the Hutton Common Shares, the “Hutton Shares”). Each Hutton Preferred Share is convertible into five shares of common stock of Hutton and shall be automatically converted on the second trading day following the effectiveness of an amendment to Hutton’s Articles of Incorporation increasing the number of authorized shares of common stock of Hutton from 50,000,000 to 150,000,000. In consideration of the sale of the Hutton Shares, we paid to the Sellers, $9,000,000 in cash and issued to the Sellers, 2,133,333 shares of our common stock. The transactions contemplated by the Agreement were consummated as of August 31, 2007. The issuance of the shares of our common stock to each of the Sellers was exempt from registration pursuant to Regulation S under the Securities Act due to the fact that the offering of these shares was not made in the United States and that each of the Sellers is a non-U.S. Person (as defined in the Securities Act).

EXHIBITS

Exhibit No.	Description

2.1	Amended and Restated Agreement for Share Exchange dated as of May 11, 2007 (1)

2.2	Agreement and Plan of Merger dated May 17, 2007 (2)

2.3
Stock Purchase Agreement dated as of June 15, 2007 by and among China Water and Drinks Inc., Fine Lake International Limited and Peter Ng and Connie Leung, the shareholders of Pilpol (HK) Biological Limited (3)

2.4	Amendment No. 1 to Stock Purchase Agreement dated as of June 15, 2007(8)

2.5
Stock Purchase Agreement dated August 24, 2007, by and among China Water and Drinks, Inc, Pilpol (HK) Biological Limited, a Hong Kong corporation (“Pilpol”), and Haoyang Bian, the sole shareholder of Shenyang Aixin Company Limited. (9)

2.6	Stock Purchase Agreement dated August 31, 2007 by and among China Water and Drinks, Inc, Cai Yingren and Wu Wen, each being shareholders of Hutton Holdings Corporation.(10)

3.1	Articles of Incorporation (4)

3.2	Certificate of Amendment to the Articles of Incorporation (5)

3.3	By-laws of the Company (4)

3.4	Amendment to By-laws of the Company (6)

3.5	Certificate of Designation for Series A Preferred Stock (7)

5.1	Opinion of Lewis and Roca LLP **

10.1	Form of Securities Purchase Agreement dated as of May 31, 2007 (7)

10.2	Form of Registration Rights Agreement dated as of May 31, 2007 (7)

10.3	Lock Up Agreement dated as of May 31, 2007 (7)

10.4	Make Good Escrow Agreement dated as of May 16, 2007 (7)

10.5	Stock Pledge Agreement dated as of May 31, 2007 (7)

23.1	Consent of Madsen & Associates, Independent Registered Public Accounting Firm *

23.2	Consent of Lewis and Roca LLP (included in its opinion filed as Exhibit 5.1)

* Filed herewith.

** To be filed by amendment.

(1) Incorporated by reference herein to the Report on Form 8-K dated May 11, 2007.

(2) Incorporated by reference herein to the Report on Form 8-K dated May 17, 2007.

(3) Incorporated by reference herein to the Report on Form 8-K dated June 21, 2007.

(4) Incorporated by reference herein to the Company’s Form SB-2 Registration Statement filed on January 19, 2007.

(5) Incorporated by reference herein to the Company’s information statement on Schedule 14C filed on June 19, 2007.

(6) Incorporated by reference herein to the Report on Form 8-K dated May 22, 2007.

(7) Incorporated by reference herein to the Report on Form 8-K dated June 5, 2007.

(8) Incorporated by reference herein to the Report on Form 8-K dated August 15, 2007.

(9) Incorporated by reference herein to the Report on Form 8-K dated August 24, 2007

(10) Incorporated by reference herein to the Report on Form 8-K dated August 31, 2007

UNDERTAKINGS.

Undertaking Required by Item 512 of Regulation S-B.

(a) The undersigned registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned in Shenzhen, People’s Republic of China, on September 14, 2007.

CHINA WATER AND DRINKS INC.

By:	/s/ Chen Xing Hua
Name: Chen Xing Hua Title: Chief Executive Officer

By:	/s/ Joseph Chan
Name: Joseph Chan Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chen Xing Hua as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Dated: September 14, 2007	By:	/s/ Liang Qiu Xia
Name: Liang Qiu Xia Title: Director

Dated: September 14, 2007	By:	/s/ Xu Hong Bin
Name: Xu Hong Bin Title: Director

Dated: September 14, 2007	By:	/s/ Charles Cheung Wai Bun
Name: Charles Cheung Wai Bun Title: Director